As filed with the Securities and Exchange Commission on August 16, 2022

Registration No. 333-260597

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE Amendment No. 1

ON FORM S-3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

The Arena Group Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4841	68-0232575
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Vesey Street
24th Floor
New York, New York 10281
(212) 321-5002
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ross Levinsohn
Chief Executive Officer
The Arena Group Holdings, Inc.
200 Vesey Street
24th Floor
New York, New York 10281
(212) 321-5002
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey P. Berg, Esq. Baker & Hostetler LLP 11601 Wilshire Boulevard, Suite 1400 Los Angeles, California 90025-0509 (310) 442-8850	Julie R. Fenster, Esq. General Counsel The Arena Group Holdings, Inc. 200 Vesey Street 24th Floor New York, New York 10281 (212) 321-5002

Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans (the “Securities Act”) check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 16, 2022

THE ARENA GROUP HOLDINGS, INC.

UP TO 11,807,005 SHARES OF COMMON STOCK

This prospectus relates to the resale by certain selling stockholders named in this prospectus (each, a “Selling Stockholder” and, collectively, the “Selling Stockholders”) of up to 11,807,005 shares (the “Shares”) of our common stock, par value $0.01 per share (our “common stock”) that were registered under our registration statement on Form S-1 (Registration No. 333-260597), as amended by Amendment No. 1, including the prospectus constituting a part thereof (the “Original Registration Statement”), of which there are up to 10,980,563 Shares remaining that are issued or issuable to the Selling Stockholders as of the date of this post-effective amendment.

Unless otherwise noted, the share and per-share information in this prospectus reflects a reverse stock split of our outstanding common stock at an assumed one-for-twenty-two (1-for-22) ratio that was effective at 8:00 p.m. Eastern Time on February 8, 2022, and implemented at the beginning of trading on the NYSE American on February 9, 2022 (the “Reverse Stock Split”). Any fractional shares that would otherwise be issued as a result of the Reverse Stock Split were rounded up to the nearest whole share.

The Shares registered in the Original Registration Statement consisted of (i) up to 9,237,591 shares of our common stock issued in connection with (1) the 2018 PIPE Investment (as defined below), (2) the Debenture Conversions (as defined below), (3) the Preferred Stock Conversions (as defined below), (4) the 2021 PIPE Investment (as defined below) and (5) the Piggy-back Shares (as defined below); (ii) up to 107,955 shares of our common stock issuable upon the exercise of outstanding Warrants (as defined below); and (iii) up to 2,461,459 shares of our common stock issuable upon the conversion of outstanding shares of our Series H Convertible Preferred Stock (“Series H Preferred Stock”).

Our common stock is listed on the NYSE American (the “NYSE American”) under the symbol “AREN.” Prior to February 9, 2022, our common stock was quoted on the OTC Markets Group Inc.’s OTCQX® Best Market (the “OTCQX”) under the symbol “MVEN.” The Shares covered by this prospectus may be sold at prevailing market prices or privately negotiated prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section entitled “Plan of Distribution” beginning on page 10 of this prospectus. We do not know when or in what amount the Selling Stockholders may offer these Shares. The Selling Stockholders may sell some, all, or none of the Shares offered by this prospectus. The last sales price of our common stock was $_.__ on August 16, 2022.

We will receive the proceeds from any exercise of the Warrants for cash. The Selling Stockholders will receive all proceeds from the sale of the Shares hereunder, and we will not receive any of the proceeds from their sale of the Shares hereunder.

We will bear all costs, expenses, and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any amendments or supplements before you invest. You also should read the documents described under “Where You Can Find Additional Information” in this prospectus for information about us and our financial statements.

Investing in shares of our common stock involves significant risks. You should read the section entitled “Risk Factors” beginning on page 5 for a discussion of certain risk factors that you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the Selling Stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained or incorporated by reference in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.

This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Explanatory Note

This registration statement on Form S-3 constitutes a post-effective amendment to our Original Registration Statement. The Original Registration Statement was declared effective on November 29, 2021. We are filing this post-effective amendment on Form S-3 for the purpose of converting the Original Registration Statement on Form S-1 into a registration statement on Form S-3 because we are now eligible to use Form S-3. This registration statement on Form S-3 contains an updated prospectus related to the offering and sale of the shares that were registered for resale on the Original Registration Statement.

All filing fees payable in connection with the registration of the shares registered by the Original Registration Statement on Form S-1 were paid by the registrant at the time of the initial filing of such registration statement. No additional securities are registered hereby.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain statements that may constitute “forward-looking statements,” including statements about our financial condition, results of operations, earnings outlook, and prospects. In addition, any statements in this prospectus or the documents incorporated by reference in this prospectus that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would,” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	the impact of the novel coronavirus (“COVID-19”) pandemic;

●	our ability to attract new subscribers and to persuade existing subscribers to renew their subscriptions;

●	our ability to attract new advertisers and to persuade existing advertisers to continue to advertise on our digital media platform;

●	our ability to manage our growth effectively, including through strategic acquisitions;

●	our ability to maintain an effective system of internal control over financial reporting;

●	our ability to grow market share in our existing markets or any new markets we may enter;

●	our ability to recruit and retain qualified personnel;

●	our ability to respond to general economic conditions;

●	our ability to attract, develop, and retain capable publisher partners and expert contributors;

●	our ability to achieve and maintain profitability in the future;

●	the success of strategic relationships with third parties; and

●	other factors detailed under the section entitled “Risk Factors.”

We caution you that any forward-looking statements presented in this prospectus, or that we may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, us. Such statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties, and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance, and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, you should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends.

ii

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision.

Before investing in our securities, you should carefully read this entire prospectus and the documents incorporated by reference in this prospectus, including the historical financial statements and notes to those financial statements incorporated by reference in this prospectus. You should read carefully the “Risk Factors” section starting on page 5 of this prospectus and the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections in The Arena Group’s Annual Report on Form 10-K for the year ended December 31, 2021 and in The Arena Group’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, each of which is incorporated by reference for more information about important risks that you should consider before investing in our common stock. See also the section entitled “Where You Can Find Additional Information” on page 29 of this prospectus.

Unless context otherwise requires, references in this prospectus to “The Arena Group,” the “Company,” “we,” “us,” or “our” refer to The Arena Group Holdings, Inc. and our subsidiaries.

Our Company

We are a tech-powered media company that focuses on building deep content verticals powered by a best-in-class digital media platform (the “Platform”) empowering premium publishers who impact, inform, educate, and entertain. Our strategy is to focus on key verticals where audiences are passionate about a topic category (e.g., sports and finance), and where we can leverage the strength of our core brands to grow our audience and increase monetization both within our core brands as well as our media publishers (each, a “Publisher Partner”). Our focus is on leveraging our Platform and iconic brands in targeted verticals to maximize audience reach, improve engagement, and optimize monetization of digital publishing assets for the benefit of our users, our advertiser clients, and our 40 owned and operated properties as well as properties we run on behalf of independent Publisher Partners. We operate the media businesses for Sports Illustrated (“Sports Illustrated”), own and operate TheStreet, Inc. (“TheStreet”), College Spun Media Incorporated (“The Spun”), and Athlon Holdings, Inc., and power more than 200 independent Publisher Partners, including Biography, History, and the many sports team sites that comprise FanNation, among others. Each Publisher Partner joins the Platform by invitation-only and is drawn from premium media brands and independent publishing businesses with the objective of augmenting our position in key verticals and optimizing the performance of the Publisher Partner. Publisher Partners incur the costs in content creation on their respective channels and receive a share of the revenue associated with their content. Because of the state-of-the-art technology and large scale of the Platform and our expertise in search engine optimization (SEO), social media, subscription marketing and ad monetization, Publisher Partners continually benefit from our ongoing technological advances and bespoke audience development expertise. Additionally, we believe the lead brand within each vertical creates a halo benefit for all Publisher Partners in the vertical while each of them adds to the breadth and quality of content. While they benefit from these critical performance improvements they also may save substantially in costs of technology, infrastructure, advertising sales, and member marketing and management.

Our growth strategy is to continue to expand by adding new premium publishers with high quality brands and content either as independent Publisher Partners or by acquiring publishers as owned and operated entities.

Our Corporate History and Background

We were originally incorporated in Delaware as Integrated Surgical Systems, Inc. (“Integrated”) in 1990. On October 11, 2016, Integrated and TheMaven Network, Inc. (“Maven Network”) entered into a share exchange agreement (the “Share Exchange Agreement”), whereby the stockholders of Maven Network agreed to exchange all of the then-issued and outstanding shares of common stock for shares of common stock of Integrated. On November 4, 2016, the parties consummated a recapitalization pursuant to the Share Exchange Agreement and, as a result, Maven Network became a wholly owned subsidiary of Integrated. Integrated changed its name to theMaven, Inc. on December 2, 2016. On September 20, 2021, we changed our name and re-branded to “The Arena Group.”

1

NYSE American Listing

On February 9, 2022, our common stock began trading on the NYSE American.

Registrable Shares

This prospectus relates to an offering of up to 11,807,005 Shares that were previously issued to the Selling Stockholders, or are issuable to the Selling Stockholders upon exercise or conversion of certain securities held by them, that were registered under the Original Registration Statement, of which there are up to 10,980,563 Shares remaining that are issued or issuable to the Selling Stockholders as of the date of this post-effective amendment.

The following sets forth descriptions of the various private placements pursuant to which the Selling Stockholders obtained the Shares we registered herein.

Common Stock Issuances – 2018 PIPE Investment and 2021 PIPE Investment

On January 4, 2018, we entered into a securities purchase agreement with The Mark and Tammy Strome Family Trust (“Strome Trust”), pursuant to which we issued 54,545 shares of our common stock at a price of $55.00 per share (the “January 2018 SPA”). In addition, we entered into a registration rights agreement, dated January 4, 2018, with Strome Trust (the “January 2018 Registration Rights Agreement”), pursuant to which we agreed to register the 54,545 shares of our common stock for resale. On March 30, 2018, we entered into another securities purchase agreement with Strome Trust, pursuant to which we issued 22,728 shares of our common stock at a price of $55.00 per share (the “March 2018 SPA” and, together with the January 2018 SPA, the “2018 PIPE Investment”). In addition, we entered into a registration rights agreement, dated March 30, 2018, with Strome Trust (the “March 2018 Registration Rights Agreement”), pursuant to which we agreed to register the 22,728 shares of our common stock for resale.

On May 20 and 25, 2021, we entered into securities purchase agreements with several accredited investors (the “May 2021 SPAs”), pursuant to which we sold an aggregate of 974,351 shares of our common stock, at a per share price of $15.40. On June 2, 2021, we entered into a securities purchase agreement with an accredited investor (the “June 2021 SPA” and, together with the May 2021 SPA, the “2021 PIPE Investment”), pursuant to which we sold an aggregate of 324,676 shares of our common stock at a per share price of $15.40, for gross proceeds of approximately $5.0 million in a private placement. In connection with the 2021 PIPE Investment, we also entered into registration rights agreements with such investors (the “2021 PIPE Registration Rights Agreements”), pursuant to which we agreed to register the shares of our common stock for resale on behalf of such investors.

Accordingly, we registered an aggregate of 1,343,841 shares of our common stock in the Original Registration Statement in connection with the 2018 PIPE Investment and the 2021 PIPE Investment.

Common Stock Issuances – Debenture Conversions

On December 12, 2018, on March 18 and 27, 2019, and on April 8, 2019, we entered into securities purchase agreements (the “December 2018 SPAs”, the “March 2019 SPAs”, and the “April 2019 SPA”, respectively) with certain accredited investors, pursuant to which we issued to the investors the 12% Senior Secured Subordinated Debentures (the “Debentures”). In connection therewith, we entered into registration rights agreements with the investors (collectively, the “Debenture Registration Rights Agreements”), pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Debentures by the investors.

On December 31, 2020, noteholders converted the Debentures representing an aggregate of approximately $18.1 million of the then outstanding principal and accrued but unpaid interest into 2,449,435 shares of our common stock at effective conversion per-share prices ranging from $7.26 to $8.80 (collectively, the “Debenture Conversions”). We registered an aggregate of 2,449,435 shares of common stock in the Original Registration Statement that were issuable upon the Debenture Conversions.

2

Common Stock Issuances – Preferred Stock Conversions

On June 28, 2019, we issued shares of our Series I Convertible Preferred Stock (the “Series I Preferred Stock”), pursuant to securities purchase agreements entered into with certain accredited investors (the “Series I SPAs”). In connection with the Series I SPAs, we entered into registration rights agreements with the accredited investors (the “Series I Registration Rights Agreements”), pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series I Preferred Stock.

On October 7, 2019 and September 4, 2020, we issued shares of our Series J Convertible Preferred Stock (the “Series J Preferred Stock”), pursuant to securities purchase agreements entered into with certain accredited investors (the “2019 Series J SPAs” and “2020 Series J SPAs” respectively, and, collectively, the “Series J SPAs”). In connection with the Series J SPAs, we entered into registration rights agreements with the accredited investors, pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series J Preferred Stock.

Between October 23, 2020 and November 11, 2020, we issued shares of our Series K Convertible Preferred Stock (the “Series K Preferred Stock”), pursuant to several securities purchase agreements entered into with certain accredited investors (the “Series K SPAs”). In connection with the Series K SPAs, we entered into registration rights agreements with the accredited investors (the “Series K Registration Rights Agreements”), pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series K Preferred Stock.

On December 18, 2020, we filed a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”), to increase the number of authorized shares of our common stock. Upon the filing of the Certificate of Amendment, all of our then issued and outstanding shares of Series I Preferred Stock, Series J Preferred Stock, and Series K Preferred Stock automatically converted into shares of our common stock (the “Preferred Stock Conversions”). Accordingly, in the Original Registration Statement, we registered for resale 2,054,547 shares of our common stock that were issued upon conversion of the Series I Preferred Stock, 1,843,745 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, and 1,359,899 shares of our common stock that were issued upon conversion of the Series K Preferred Stock.

Common Stock Issuances – Piggy-back Shares

We previously granted a stockholder piggy-back registration rights with respect to 186,124 shares of our common stock in connection with a settlement and release (the “Piggy-back Shares”). Accordingly, we registered for resale all 186,124 shares in the Original Registration Statement.

Common Stock Issuable Upon Exercise of Warrants

On June 15, 2018, in connection with a modification to the January 2018 SPA and the March 2018 SPA, we issued to a designee of Strome Trust a common stock purchase warrant to purchase up to 68,182 shares of our common stock (the “Strome Warrant”). Pursuant to the March 2018 Registration Rights Agreement entered into with Strome Trust, we agreed to register for resale the 68,182 shares of our common stock underlying the Strome Warrant.

On October 18, 2018, we entered into securities purchase agreements with two accredited investors, pursuant to which we issued warrants exercisable for up to 39,773 shares of our common stock (the “2018 Warrants” and, together with the Strome Warrant, the “Warrants”), among other securities. The securities purchase agreements granted the investors piggy-back registration rights.

Accordingly, we registered an aggregate of 107,955 shares of our common stock in the Original Registration Statement that may be issuable upon the exercise of outstanding Warrants.

3

Common Stock Issuable Upon Conversion of Series H Preferred Stock

On August 10, 2018, and between August 14, 2020 and August 20, 2020, we entered into securities purchase agreements (the “2018 Series H SPAs” and “2020 Series H SPAs” respectively) with certain accredited investors for the sale of Series H Preferred Stock, and entered into registration rights agreements pursuant to which we agreed to register the shares issuable upon conversion of the Series H Preferred Stock for resale. Accordingly, we registered up to 2,461,459 shares of our common stock in the Original Registration Statement issuable upon the conversion of issued and outstanding shares of Series H Preferred Stock.

See “Description of Our Securities – Registrable Shares” for a more detailed description of the transactions.

Corporate Information

We are a Delaware corporation. Our principal executive office is located at 200 Vesey Street, 24th Floor, New York, New York, 10281. Our telephone number is (212) 321-5002. Our website address is www.thearenagroup.net. Information on or accessed through our website is not incorporated into this prospectus and is not a part of this prospectus.

THE OFFERING

Issuer	The Arena Group Holdings, Inc.

Securities Being Offered by the Selling Stockholders:	Up to 11,807,005 Shares that were registered under the Original Registration Statement, of which there are up to 10,980,563 Shares remaining that are issued or issuable to the Selling Stockholders as of the effective date of this post-effective amendment. The Shares registered in the Original Registration Statement consisted of: (i) up to 9,237,591 shares of our common stock issued in connection with (1) the 2018 PIPE Investment, (2) the Debenture Conversions, (3) the Preferred Stock Conversions, (4) the 2021 PIPE Investment and (5) the Piggy-back Shares; (ii) up to 107,955 shares of our common stock issuable upon the exercise of outstanding Warrants; and (iii) up to 2,461,459 shares of our common stock issuable upon the conversion of outstanding shares of our Series H Preferred Stock.

Offering Price:	The Selling Stockholders may offer, sell, or distribute all or a portion of their Shares registered on their behalf hereby either through public or private transactions at prevailing market prices or privately negotiated prices.

Risk Factors:	The Shares offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford to lose their entire investment. See “Risk Factors” for a discussion of the factors you should consider carefully before making an investment decision.

Shares of Our Common Stock Issued and Outstanding Immediately Prior to the Offering:	17,844,379 shares (1)

Use of Proceeds:	We will not receive any proceeds from the sale of the Shares by the Selling Stockholders. However, we will receive proceeds from any exercise of the Warrants for cash. We have agreed to bear the expenses relating to the registration of the Shares of the Selling Stockholders. See “Use of Proceeds.”

Trading Symbol:	Our common stock is currently listed on the NYSE American under the symbol “AREN.”

(1)

Unless we indicate otherwise, the number of shares of our common stock outstanding immediately prior to this offering is based on 17,844,379 shares of our common stock outstanding on August 16, 2022, and excludes the following: (i) 1,137,514 shares of our common stock issuable upon exercises of outstanding warrants, including the Warrants; (ii) 2,008,728 shares of our common stock issuable upon conversions of the Series H Preferred Stock; (iii) 6,524,489 shares of our common stock issuable upon exercises of outstanding option awards; (iv) 2,036,920 shares of our common stock issuable upon vesting of outstanding restricted stock units; (v) 8,582 shares of our common stock issuable upon conversion of Series G Preferred Stock, and (vi) 635,528 shares of Common Stock reserved for issuance under the Company’s 2022 Equity Incentive Plan (the “2022 Plan”).

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RISK FACTORS

Investing in our common stock involves risk. Please see the “Risk Factors” and “Note Regarding Forward-Looking Statements” sections in The Arena Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in The Arena Group’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as the risks described below and other information contained or incorporated by reference in this prospectus and any supplemental prospectus. Any of these risks and uncertainties could have a material adverse effect on our business, financial condition, cash flows and results of operations. If that occurs, the trading price of our common stock could decline materially and you could lose all or part of your investment.

The risks described herein and in the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us or that result from developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations. Past financial and operational performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the Shares offered by the Selling Stockholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Stockholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes, and certain legal expenses incurred by such Selling Stockholders in disposing of their Shares, and we will bear all other costs, fees and expenses incurred in effecting the registration of such Shares covered by this prospectus, including, without limitation, all registration and filing fees, listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We will receive any proceeds from the exercise of the Warrants for cash, but not from the sale of the Shares issuable upon such exercise.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of sale, varying prices determined at the time of sale, or at privately negotiated prices.

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SELLING STOCKHOLDERS

The Shares registered hereunder are being offered by the Selling Stockholders. For additional information regarding the issuances of the Shares, see “Description of Our Securities – Registrable Shares.” We registered the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except (i) as disclosed under the section titled “Certain Relationships and Related Person Transactions,” and (ii) for the ownership of shares of our common stock, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our common stock by each of the Selling Stockholders. The second column lists the number of shares of our common stock beneficially owned by each Selling Stockholder, based on ownership of our common stock, as of August 16, 2022. The third column lists the Shares being offered by the Selling Stockholders under this prospectus. The fourth column assumes the sale of all the Shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some, or none of their Shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholders	Number of Shares our Common Stock Beneficially Owned Prior to Offering (1)	Maximum Number of Shares of our Common Stock to be Sold Pursuant to this Prospectus (2)		Number of Shares of our Common Stock Beneficially Owned After Offering	Percentage of Shares of our Common Stock Beneficially Owned After Offering (1)
Invenire Equity Opportunities, LP	12,988	12,988	(3)	-	-
Chad M. Nelson	17,622	17,046	(4)	576	*
David G. Kern	11,748	11,364	(4)	384	*
Invenire Partners, LP	327,734	300,365	(5)	27,369	*
Athletes First Media, LLC	761,623	681,819	(6)	79,804	*
Webb Mulligan	6,819	6,819	(7)	-	-
Casey Hunt	3,247	3,247	(8)	-	-
Daniel H. Crow	42,357	41,397	(9)	960	*
Davin P. Hunt	6,494	6,494	(10)	-	-
Lyda Hunt – Herbert Trusts – Barbara Ann Hunt	32,468	32,468	(11)	-	-
Pangea Capital, L.L.C.	12,987	12,987	(12)	-	-
Pledge Resources, L.L.C.	32,468	32,468	(13)	-	-
Taylor F. Hunt	3,247	3,247	(14)	-	-
David Shelton Hunt	85,089	79,554	(15)	5,535	*
Hassie Hunt – Douglas H. Hunt Trust	39,111	38,151	(16)	960	*
Hunt Technology Ventures, L.P.	58,740	56,819	(17)	1,921	*
Kingdom Investments, Limited	58,740	56,819	(18)	1,921	*
Lyda Hunt – Herbert Trusts – Bruce William Hunt	91,208	89,287	(19)	1,921	*
Lyda Hunt – Herbert Trusts – Douglas Herbert Hunt	39,111	38,151	(20)	960	*
William Herbert Hunt Trust Estate	565,510	557,631	(21)	7,879	*
Allred 2002 Trust – NLA	43,479	38,972	(22)	4,507	*
Lyda Hunt – Herbert Trusts – Lyda Bunker Hunt	91,208	89,287	(23)	1,921	*
MACABA Holdings, L.L.C.	54,725	53,572	(24)	1,153	*
Redcap Investments, LP	64,650	60,223	(25)	4,427	*
Herbert Hunt Allred	20,125	10,333	(26)	9,792	*
Allred 2002 Trust – HHA	43,479	38,972	(27)	4,507	*
180 Degree Capital Corp.	1,149,171	1,042,373	(28)	106,798	*

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Julie Bamburg and Michael Bamburg TTEE Julie Bamburg dtd 12/5/2007	-		-	(29)	-	-
Manatuck Hill Scout Fund, LP	2,101		-	(30)	2,101	*
Emancipation Capital Master Ltd.	5,163		-	(31)	5,163	*
Denman Street, LLC	8,164		8,164	(32)	-	-
Richard J. Reisman	7,830		6,756	(33)	1,074	*
Bradley Silver	551		-	(34)	551	*
TCS Capital Management, LLC	1		1	(35)	-	-
Reiss Capital Management LLC	36,117		35,000	(36)	1,117	*
John Aaron Fichthorn	83,224		-	(37)	83,224	*
Voss Value Master Fund, LP	145,987		132,364	(38)	13,623	*
Choice Equities Fund, LP	10,540		9,094	(39)	1,446	*
BRC Partners Opportunity Fund, LP	752,869		701,801	(41)	51,068	*
B. Riley Principal Investments, LLC	15,180	(40)	15,155	(42)	25	-
BRF Investments, LLC	3,581,311	(40)	3,581,118	(43)	193	-
Pegasus Capital II, L.P.	207,000		206,660	(44)	340	*
Manatuck Hill Navigator Master Fund, LP	818		-	(45)	818	-
Warlock Partners, LLC	1,792,217		1,656,844	(46)	135,373	*
Parity Capital, L.P.	29,370		28,410	(47)	960	*
Placid Ventures, L.P.	58,740		56,819	(48)	1,921	*
Robert Nathaniel Crow 2015 Revocable Trust	23,496		22,728	(49)	768	*
Jon D. and Linda W. Gruber Trust	53,272		43,019	(50)	10,253	*
Michael Ray Crawford	23,997		22,528	(51)	1,469	*
The Mark and Tammy Strome Family Trust	-	(52)	-	(53)	-	-
Strome Mezzanine Fund LP	730,582	(52)	729,492	(54)	1,090	-
Mark E. Strome Living Trust U/A dtd 01/15/1997	220,800	(52)	220,437	(55)	363	-
Strome Mezzanine Fund II, LP	-	(52)	-	(56)	-	-
Dan Weirich	9,030		8,750	(57)	280	*
Scott Gaffield	10,155		9,091	(58)	1,064	*
Luke E. Fichthorn III Trust dated 8/24/2005	61,703		58,995	(59)	2,708	*
Todd Sims	57,523		14,482	(60)	43,041	*
George Christian Heckman	-		-	(61)	-	-
Laila Opal Bleumner	2		2	(62)	-	-
Mr. and Mrs. James C. Heckman II	-		-	(63)	-	-
Sofia Grace Heckman	-		-	(64)	-	-
William Arthur Heckman	-		-	(65)	-	-
James C. Heckman, Sr.	-		-	(66)	-	-
Heckman Maven Investment Fund LP	-		-	(67)	-	-
James C. Heckman, Jr.	193,183		-	(68)	193,183	1%

*	Less than 1%.
(1)	The number and percentage of shares beneficially owned includes any securities that such person has the right to acquire within sixty (60) days of August 16, 2022 pursuant to options, warrants, conversion privileges, or other rights based on 17,844,379 shares of our common stock outstanding as of such date.
(2)	The amounts set forth in this column are the number of shares of our common stock that may be offered by such Selling Stockholder using this prospectus. These amounts do not represent any other shares of our common stock that the Selling Stockholder may own beneficially or otherwise. The footnotes that describe the holdings of each Selling Stockholder describe the shares of our common stock that the Selling Stockholder was eligible to sell as of the date of the Original Registration Statement, and the amount set forth in this column that may be offered by such Selling Stockholder as of the date of this post-effective amendment may be fewer, if the Selling Stockholder has sold some of its common stock that was resisted pursuant to the Original Registration Statement.
(3)	Consists of 12,988 shares of our common stock obtained in the 2021 PIPE Investment, the voting and investment control of which belongs to Mr. Chad M. Nelson and David G. Kern as managing members.
(4)	Consists of an aggregate of 28,410 shares of our common stock that were originally issued to Invenire Select Fund I, LP upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to Chad M. Nelson and David G. Kern, as managing members. Invenire Select Fund I, LP was subsequently closed and Mr. Nelson and Mr. Kern each received half of such shares in their individual capacities.
(5)	Consists of (i) 129,910 shares of our common stock that were issued upon conversion of the Series J Preferred Stock and (ii) 170,455 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to Chad M. Nelson as managing partner.
(6)	Consists of 681,819 shares of our common stock that were issued upon conversion of the Series I Preferred Stock, the voting and investment control of which belongs to Brian G. Murphy.
(7)	Consists of 6,819 shares of our common stock obtained in the 2021 PIPE Investment.
(8)	Consists of 3,247 shares of our common stock obtained in the 2021 PIPE Investment.
(9)	Consists of (i) 28,410 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 12,987 shares of our common stock obtained in the 2021 PIPE Investment.
(10)	Consists of 6,494 shares of our common stock obtained in the 2021 PIPE Investment.
(11)	Consists of 32,468 shares of our common stock obtained in the 2021 PIPE Investment, the voting and investment control of which belongs to John L. Zogg, as trustee.
(12)	Consists of 12,987 shares of our common stock obtained in the 2021 PIPE Investment, the voting and investment control of which belongs to Casey H. Hunt, as manager.
(13)	Consists of 32,468 shares of our common stock obtained in the 2021 PIPE Investment, the voting and investment control of which belongs to Carter W. Hunt, as president.
(14)	Consists of 3,247 shares of our common stock obtained in the 2021 PIPE Investment.
(15)	Consists of (i) 22,735 shares of our common stock that were issued upon conversion of the Series J Preferred Stock and (ii) 56,819 shares of our common stock that were issued upon conversion of the Series K Preferred Stock.
(16)	Consists of (i) 28,410 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 9,741 shares of our common stock obtained in the 2021 PIPE Investment, the voting and investment control of which belongs to Margaret F. Hunt, as trustee.
(17)	Consists of 56,819 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to David S. Hunt, president of D.S. Hunt Corp., its general partner.
(18)	Consists of 56,819 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to Gage A. Prichard, Sr., Trustee of the William Herbert Hunt Trust Estate, its general partner.
(19)	Consists of (i) 56,819 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 32,468 shares of our common stock obtained in the 2021 PIPE Investment, Ronald D. Hurst, as trustee.
(20)	Consists of (i) 28,410 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 9,741 shares of our common stock obtained in the 2021 PIPE Investment, J.M. Mason, as trustee.

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(21)	Consists of (i) 232,955 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 324,676 shares of our common stock obtained in the 2021 PIPE Investment, Gage A. Prichard, Sr., as trustee.
(22)	Consists of (i) 22,733 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock and (ii) 16,238 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, the voting and investment control of which belongs to Brittny Allred, as trustee. Mr. Herbert Hunt Allred, one of our directors, is a beneficiary.
(23)	Consists of (i) 56,819 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 32,468 shares of our common stock obtained in the 2021 PIPE Investment, Davin P. Hunt, as trustee.
(24)	Consists of (i) 34,091 shares of our common stock that were issued upon conversion of the Series K Preferred Stock and (ii) 19,481 shares of our common stock obtained in the 2021 PIPE Investment, Carter W. Hunt, as president.
(25)	Consists of (i) 30,999 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, (ii) 6,496 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, and (iii) 22,728 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to Herbert Hunt Allred, one of our directors.
(26)	Consists of 10,333 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock. Mr. Herbert Hunt Allred is one of our directors.
(27)	Consists of (i) 22,733 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock and (ii) 16,238 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, the voting and investment control of which belongs to Brittny Allred, as trustee. Mr. Herbert Hunt Allred, one of our directors, is a beneficiary.
(28)	Consists (i) 454,546 shares of our common stock that were issued upon conversion of the Series I Preferred Stock, (ii) 64,955 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, and (iii) 181,860 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Kevin M. Rendino. Also consists of 341,012 shares of our common stock that were issued upon conversion of the Series J Preferred Stock that are registered in the name of B&W Pension Trust, but for which 180 Degree Capital Corp. serves as the investment manager and the voting and investment control of which belongs to Kevin M. Rendino.
(29)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 12,991 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, the voting and investment control of which belongs to Michael Lee Bamburg.
(30)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 24,800 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Thomas Scalia.
(31)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 32,478 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, the voting and investment control of which belongs to Charles Frumberg.
(32)	Consists of (i) 59,518 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock and (ii) 11,364 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to John B. Berding.
(33)	Consists of 6,756 shares of our common stock that were issued upon conversion of the Series J Preferred Stock.
(34)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of (i) 3,445 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock and (ii) 1,624 shares of our common stock that were issued upon conversion of the Series J Preferred Stock.
(35)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 259,741 shares of our common stock obtained in the 2021 PIPE Investment, the voting and investment control of which belongs to H. Eric Semler. Mr. H. Eric Semler previously served as a director of ours.
(36)	Consists of 35,000 shares of our common stock that were issued upon conversion of the Debentures, the voting and investment control of which belongs to Richard Reiss.
(37)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 14,564 shares of our common stock that were issued upon conversion of the Debentures. Mr. John A. Fichthorn previously served as a director of ours.

8

(38)	Consists of (i) 32,478 shares of our common stock that were issued upon conversion of the Series J Preferred Stock and (ii) 99,886 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Travis Cocke.
(39)	Consists of 9,094 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, the voting and investment control of which belongs to Peter Mitchell Scott IV.
(40)	B. Riley Principal Investments, LLC and BRF Investments, LLC are affiliated entities. Reflects shares beneficially owned by each entity but does not include 134,329 shares of our common stock that are issuable upon conversion of Series H Preferred Stock and 28,410 issuable upon the exercise of the 2018 Warrants due to beneficial ownership blockers, all of which are being registered hereunder.
(41)	Consists of (i) 344,432 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, (ii) 11,364 shares of our common stock that are issuable upon exercise of the 2018 Warrants, (iii) 80,934 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, and (iv) 265,071 shares of our common stock that were issued upon conversion of the Debentures, the voting and investment control of which belongs to Bryant Riley.
(42)	As of the date of the Original Registration Statement, consisted of (i) 186,124 Piggy-back Shares and (ii) 15,155 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Bryant Riley. On December 14, 2021, B. Riley Principal Investments, LLC transferred 186,124 shares of its common stock to its affiliate, BRF Investments, LLC.
(43)	Consists of (i) 119,174 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, (ii) 28,410 shares issuable upon exercise of the 2018 Warrants, (iii) 990,557 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, (iv) 382,614 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, (v) 1,744 shares of our common stock issued upon conversion of the Debentures, and (vi) 129,871 shares of our common stock issued in the 2021 PIPE Investment, the voting and investment control of which belongs to Bryant Riley.
(44)	Consists of 206,660 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to John Lanier.
(45)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 9,645 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Thomas Scalia.
(46)	Consists of (i) 303,100 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, (ii) 909,091 shares of our common stock that were issued upon conversion of the Series I Preferred Stock, (iii) 32,478 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, (iv) 87,499 shares of our common stock upon conversion of the Debentures, and (v) 324,676 shares of our common stock that were issued in the 2021 PIPE Investment, the voting and investment control of which belongs to Brock Pierce.
(47)	Consists of 28,410 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to Bruce W. Hunt, as president of its general partner.
(48)	Consists of 56,819 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to David S. Hunt, as president of its general partner.
(49)	Consists of 22,728 shares of our common stock that were issued upon conversion of the Series K Preferred Stock, the voting and investment control of which belongs to Robert Nathaniel Crow, as trustee.
(50)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of (i) 45,465 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock and (ii) 40,272 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, the voting and investment control of which belongs to Jon D. Gruber, as trustee.
(51)	Consists of (i) 13,778 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock and (ii) 8,750 shares of our common stock that were issued upon conversion of the Debentures.
(52)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 1,245,652 shares of our common stock beneficially owned by The Mark and Tammy Strome Family Trust, Strome Mezzanine Fund LP, Mark E. Strome Living Trust U/A dtd 01/15/1997, and Strome Mezzanine Fund II, LP.
(53)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 77,273 shares of our common stock that were issued in the 2018 PIPE Investment, the voting and investment control of which belongs to Mark Strome.
(54)	Consists of (i) 68,182 shares of our common stock that are issuable upon exercise of the Strome Warrant and (ii) 661,310 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Mark Strome.
(55)	Consists of 220,437 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to Mark Strome.

9

(56)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 218,452 shares of our common stock that were issued upon conversion of the Debentures, the voting and investment control of which belongs to Mark Strome.
(57)	Consists of 8,750 shares of our common stock that were issued upon conversion of the Debentures.
(58)	Consists of 9,091 shares of our common stock that were issued upon conversion of the Series I Preferred Stock.
(59)	Consists of (i) 6,496 shares of our common stock that were issued upon conversion of the Series J Preferred Stock and (ii) 52,499 shares of our common stock that were issued upon conversion of the Debentures, the voting and investment control of which belongs to Luke E. Fichthorn.
(60)	Consists of 14,482 shares of our common stock that were issued upon conversion of the Debentures.
(61)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 1,378 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock.
(62)	Consists of 1,378 shares of our common stock that are issuable upon conversion of the Series H Preferred Stock.
(63)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 1,378 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock.
(64)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 1,378 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock.
(65)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 1,378 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock.
(66)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 13,778 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock.
(67)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 27,555 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock, the voting and investment control of which belongs to James C. Heckman, Jr.
(68)	Stockholder has sold shares since the date of the Original Registration Statement, which consisted of 17,773 shares of our common stock that were issuable upon conversion of the Series H Preferred Stock.

PLAN OF DISTRIBUTION

The Selling Stockholders of the Shares and any of their pledgees, assignees, and successors-in interest may, from time to time, sell, transfer, distribute, or otherwise dispose of any or all of their Shares covered hereby on any stock exchange, market, or trading facility on which shares of our common stock are traded or in private transactions. The Shares covered by this prospectus may be sold at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at fixed prices, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of their Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

10

●	directly to one or more purchasers;

●	through agents;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Stockholders may also sell the Shares short and deliver these Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell these Shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

We were required to pay all fees and expenses incident to the registration of the Shares to be offered and sold pursuant to the Original Registration Statement and this prospectus, which were approximately $185,385, and we expect to be approximately $168,500 in connection with this post-effective amendment. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until all of the Shares have been sold. The resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale Shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

11

DESCRIPTION OF OUR SECURITIES

The following is a summary of all material characteristics of our capital stock as set forth in our Certificate of Incorporation and our Bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and to the provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to review complete copies of our Certificate of Incorporation and our Bylaws, and the applicable provisions of the DGCL for additional information.

General

Our authorized capital stock consists of 1,001,000,000 shares, divided into 1,000,000,000 shares of our common stock and 1,000,000 shares of Preferred Stock. Under our Certificate of Incorporation, our Board has the authority to issue such shares of our common stock and Preferred Stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our Board and filed as designations.

Common Stock

As of August 16, 2022, 17,844,379 shares of our Common Stock were outstanding.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, and are entitled to receive dividends when and as declared by our Board out of funds legally available therefore for distribution to stockholders and to share ratably in the assets legally available for distribution to stockholders in the event of the liquidation or dissolution, whether voluntary or involuntary, of The Arena Group. We have not paid any dividends and do not anticipate paying any dividends on our Common Stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Our Common Stockholders do not have cumulative voting rights in the election of directors or for any other purpose, and have no preemptive, subscription, or conversion rights. Our Common Stock is not subject to redemption by us.

The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219. The transfer agent’s telephone number is (800) 937-5449.

Preferred Stock

Of the 1,000,000 shares of Preferred Stock authorized, our Board has previously designated:

●	1,800 shares of Preferred Stock as Series G Convertible Preferred Stock (“Series G Preferred Stock”); of which approximately 168 shares remain outstanding as of August 16, 2022;

●	23,000 shares of Preferred Stock as Series H Preferred Stock; of which 14,556 shares remain outstanding as of August 16, 2022; and

Of the 1,000,000 shares of Preferred Stock, 975,200 shares of Preferred Stock remain available for designation by our Board as of August 16, 2022. Accordingly, our Board is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of Preferred Stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control of us, all without further action by our stockholders.

Series G Preferred Stock

The Series G Preferred Stock is convertible into shares of our common stock, at the option of the holder, subject to certain limitations. We may require holders to convert all (but not less than all) of the Series G Preferred Stock or buy out all outstanding shares of Series G Preferred Stock at the liquidation value of approximately $168,500. Holders of Series G Preferred Stock are not entitled to dividends and have no voting rights, unless required by law or with respect to certain matters relating to the Series G Preferred Stock.

12

Upon a change in control, sale of or similar transaction, as defined in the Certificate of Designation for the Series G Preferred Stock, the holder of the Series G Preferred Stock has the option to deem such transaction as a liquidation and may redeem the approximately 168 shares outstanding at the liquidation value of $1,000 per share, or an aggregate amount of approximately $168,500. The sale of all our assets on June 28, 2007 triggered the redemption option.

Series H Preferred Stock

The Series H Preferred Stock has a stated value of $1,000, convertible into shares of our common stock, at the option of the holder subject to certain limitations, at a conversion rate equal to the stated value divided by the conversion price of $7.26 per share. In addition, if at any time prior to the nine month anniversary of the closing date, we sell or grant any option or right to purchase or issue any shares of our common stock, or securities convertible into shares of our common stock, with net proceeds in excess of $1.0 million in the aggregate, entitling any person to acquire shares of our common stock at an effective price per share that is lower than the then conversion price (such lower price, the “Base Conversion Price”), then the conversion price will be reduced to equal the Base Conversion Price. All the shares of Series H Preferred Stock automatically convert into shares of our common stock on the fifth anniversary of the closing date at the then-conversion price. The number of shares issuable upon conversion of the Series H Preferred Stock will be adjusted in the event of stock splits, stock dividends, combinations of shares, and similar transactions. Each share of Series H Preferred Stock is entitled to vote on an as-if-converted to common stock basis, subject to beneficial ownership blocker provisions and other certain conditions.

Registrable Shares

This prospectus relates to an offering of up to 11,807,005 Shares that were previously issued to the Selling Stockholders or are issuable to the Selling Stockholders upon exercise or conversion of certain securities held by them, that were registered under the Original Registration Statement, of which there are up to 10,980,563 Shares remaining that are issued or issuable to the Selling Stockholders as of the date of this post-effective amendment.

The following sets forth descriptions of the various private placements pursuant to which the Selling Stockholders obtained the Shares we registered herein.

Common Stock Issuances – 2018 PIPE Investment, 2021 PIPE Investment, and Piggy-back Shares

We registered an aggregate of 1,343,841 shares of our common stock in the Original Registration Statement in connection with the 2018 PIPE Investment and the 2021 PIPE Investment as more fully described below.

January 2018 SPA

On January 4, 2018, we entered into the January 2018 SPA with Strome Trust, pursuant to which we issued 54,545 shares of our common stock at a price of $55.00 per share. We received net proceeds after estimated issuance costs of approximately $3.0 million. In connection with this offering, MDB Capital Group, LLC (“MDB”) served as placement agent and was entitled to receive an aggregate of 2,728 shares of our common stock, as well as warrants to purchase an additional 2,728 shares of common stock. To date, neither the 2,728 shares of common stock nor the warrants have been issued. In addition, we entered into the January 2018 Registration Rights Agreement, pursuant to which we agreed to register the 54,545 shares of our common stock for resale. Pursuant to the January 2018 Registration Rights Agreement, we committed to file a registration statement no later than 200 days after the closing of the private placement and to cause the registration statement to become effective no later than the earlier of (i) seven business days after the Securities and Exchange Commission (the “SEC”) informs us that no review of the registration statement will be made or that the SEC has no further comments on the registration statement. The January 2018 Registration Rights Agreement also provided for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement or cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to Strome Trust would be 1% of the aggregate amount invested by Strome Trust (or the value of the placement agent shares, as applicable) for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 5.0% of the aggregate amount invested by Strome Trust pursuant to the January 2018 SPA, in the case of Strome Trust, or the value of the securities registered by the placement agent. We were not able to meet these deadlines. Accordingly, we had incurred approximately $15,000 in liquidated damages expenses at the time of filing the Original Registration Statement, which remain outstanding as of August 16, 2022. The shares of our common stock issued pursuant to the January 2018 SPA were offered and sold exclusively to Strome Trust, an accredited investor, in a transaction exempt from registration under the Securities Act, as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act.

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March 2018 SPA

On March 30, 2018, we entered into the March 2018 SPA, pursuant to which we issued and sold 22,728 shares at a price per share of $55.00 to Strome Trust, for total gross proceeds of approximately $1.3 million. In addition, we entered into the March 2018 Registration Rights Agreement, pursuant to which we agreed to register the 22,728 shares of our common stock for resale. Pursuant to the March 2018 Registration Rights Agreement, we committed to file the registration statement no later than 270 days after the closing and to cause the registration statement to become effective no later than the earlier of (i) 7 business days after the SEC informs us that no review of the registration statement will be made or (ii) when the SEC has no further comments on the registration statement. The March 2018 Registration Rights Agreement also provided for liquidated damages upon the occurrence of certain events, including our failure to file the registration statement or to cause it to become effective by the deadlines set forth above. The amount of liquidated damages payable to Strome Trust is 1.0% of the aggregate amount invested for each 30-day period, or pro rata portion thereof, during which the default continues, up to a maximum amount of 5.0% of the aggregate amount invested. Strome Trust waived the liquidated damages when it converted certain notes payable into Series H Preferred Stock in August 2018.

The shares of our common stock issued pursuant to the March 2018 SPA were offered and sold exclusively to Strome Trust, an accredited investor, in a transaction exempt from registration under the Securities Act, as a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act.

May 2021 SPAs and June 2021 SPA

On May 20 and 25, 2021, we entered into the May 2021 SPAs, pursuant to which we sold an aggregate of 974,351 shares of our common stock, at a per share price of $15.40, for aggregate gross proceeds of approximately $15.0 million in a private placement. On June 2, 2021, we entered into the June 2021 SPA, pursuant to which we sold an aggregate of 324,676 shares of our common stock at a per share price of $15.40, for gross proceeds of approximately $5.0 million in a private placement.

In connection with the 2021 PIPE Investment, we also entered into the 2021 PIPE Registration Rights Agreements with such investors, pursuant to which we agreed to register the shares of our common stock for resale on behalf of such investors. Pursuant to the 2021 PIPE Registration Rights Agreements, we committed to file the registration statement on the earlier of (i) in the event we do not obtain a waiver from the holders of the shares of our common stock that were issued upon the conversion of the Series K Preferred Stock (the “Waiver”), within ten (10) calendar days following the date our registration statement(s) on Form S-1, registering for resale shares of our common stock that were issued in connection with offerings prior to the dates of the 2021 PIPE Registration Rights Agreements (the “Prior Registration Statements”), is declared effective by the SEC and (ii) in the event we do obtain the Waiver, the earliest practicable date on which we are permitted by SEC guidance to file the initial registration statement following the filing of the Prior Registration Statements (the “Filing Date”). We are also committed to cause the registration statement to become effective by no later than 90 days after the Filing Date (or, in the event of a full review by the staff of the SEC, 120 days following the Filing Date). The 2021 PIPE Registration Rights Agreements provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by such purchaser pursuant to the May 2021 SPAs or June 2021 SPA, as applicable, and we incurred no liquidated damages because the shares were registered pursuant to the 2021 PIPE Registration Rights Agreements.

The shares of our common stock issued pursuant to the 2021 PIPE Investment were offered and sold exclusively to accredited investors, in transactions exempt from registration under the Securities Act, as transactions not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act.

Common Stock Issuances – Piggy-back Shares

We previously granted a stockholder piggy-back registration rights with respect to 186,124 shares of our common stock in connection with a settlement and release. Accordingly, we registered for resale all 186,124 shares in the Original Registration Statement.

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Common Stock Issuances – Debenture Conversions

On December 12, 2018, we entered into the December 2018 SPAs with three accredited investors, pursuant to which we issued to the investors the Debentures in the aggregate principal amount of approximately $13.1 million, which included (i) the roll-over of an aggregate of approximately $3.6 million in principal and interest of those certain 10% original issue discount (“OID”) senior secured convertible debentures previously issued to two of the investors in October 2018 and (ii) a placement fee of $540,000 for our placement agent in the offering. After taking into account legal fees and expenses of the investors, we received net proceeds of approximately $9.0 million. On March 18 and 27, 2019, we entered into the March 2019 SPAs with accredited investors, including our former Executive Chairman, John Fichthorn, pursuant to which we issued to the investors the Debentures in the aggregate principal amount of approximately $2.0 million, which included placement fees of $114,000 payable to B. Riley FBR, Inc. (“B. Riley FBR”) for acting as our placement agent in the offering. After taking into account legal fees and expenses, we received net proceeds of approximately $1.9 million. On April 8, 2019, we entered into the April 2019 SPA with an accredited investor, pursuant to which we issued to the investor the Debenture in the aggregate principal amount of $100,000. The Debentures were due and payable on December 31, 2020, and interest accrued on the Debentures at the rate of 12% per annum, payable on the earlier of conversion or the maturity date. The Debentures issued pursuant to the December 2018 SPAs had conversion prices of $7.26 per share, subject to adjustment. The Debentures issued pursuant to the March 2019 SPAs and the April 2019 SPA had conversion prices of $8.80 per share, subject to adjustment.

In connection with the December 2018 SPAs, the March 2019 SPAs, and the April 2019 SPA, we entered into the Debenture Registration Rights Agreements with the investors, pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Debentures by the investors. Pursuant to the Debenture Registration Rights Agreements, we committed to file a registration statement by no later than the 30th calendar day following the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 with the SEC, but in no event later than May 15, 2019, but after satisfaction of other outstanding registration rights provisions, and to cause the registration statement to become effective by no later than 90 days after the filing date (or, in the event of a full review by the staff of the SEC, 120 days following the filing date). The Debenture Registration Rights Agreements provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by such investor pursuant to the December 2018 SPAs, the March 2019 SPAs, or the April 2019 SPA, as applicable. We were not able to meet these deadlines. Accordingly, we had incurred approximately $1.1 million in liquidated damages expenses at the time of filing the Original Registration Statement. On January 24, 2022, we entered into a Settlement of Liquidated Damages with certain of the Selling Stockholders (described below). Not all Selling Stockholders participated, and we still have approximately $0.95 million in liquidated damages expenses outstanding in connection with the Debentures as of August 16, 2022.

The offer and sale of the Debentures, including the shares of our common stock underlying the Debentures, were not registered under the Securities Act. The Debentures, including the shares of our common stock underlying the Debentures, were sold in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act.

On December 31, 2020, noteholders converted the Debentures representing an aggregate of approximately $18.1 million of the then-outstanding principal and accrued but unpaid interest into 2,449,435 shares of our common stock at effective conversion per-share prices ranging from $7.26 to $8.80. We registered 2,449,435 shares of our common stock in the Original Registration Statement.

Common Stock Issuances – Preferred Stock Conversions

Series I Preferred Stock Issuances

On June 28, 2019, we issued shares of the Series I Preferred Stock, pursuant to the Series I SPAs entered into with certain accredited investors. In accordance with the Series I SPAs, we issued an aggregate of 23,100 shares of Series I Preferred Stock at a stated value of $1,000, initially convertible into 2,100,002 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $11.00 per share, for aggregate gross proceeds of approximately $23.1 million. B. Riley FBR acted as placement agent for the financing and earned a fee of approximately $1.4 million in consideration for its services plus approximately $73,900 in reimbursement of legal fees and other transaction costs.

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In connection with the Series I SPAs, we entered into the Series I Registration Rights Agreements with the accredited investors, pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series I Preferred Stock. Pursuant to the Series I Registration Rights Agreements, we committed to file the registration statement by no later than the 30th calendar day following the date we filed with the SEC our (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2018, (ii) all of our required Quarterly Reports on Form 10-Q since the quarter ended September 30, 2018, through the quarter ended September 30, 2019 and our refiling of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, and (iii) Current Report on Form 8-K in connection with the acquisitions of The Street and our license with ABG, but in no event later than December 1, 2019. We also committed to cause the registration statement to become effective by no later than 90 days after the filing date (or, in the event of a full review by the staff of the SEC, 120 days following the filing date). The Series I Registration Rights Agreements provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by such investor pursuant to the Series I SPAs. We were not able to meet these deadlines. Accordingly, we had incurred approximately $3.3 million in liquidated damages expenses at the time of filing the Original Registration Statement. On January 24, 2022, we entered into a Settlement of Liquidated Damages with certain of the Selling Stockholders (described below), and no liquidated damages expenses remain outstanding in connection with the Series I Registration Rights Agreements as of August 16, 2022.

The Series I Preferred Stock, and the shares issuable upon conversion of the Series I Preferred stock, were not registered under the Securities Act pursuant to an exemption under Section 4(a)(2) of the Securities for transactions not involving a public offering.

Series J Preferred Stock Issuances

On October 7, 2019, we issued shares of the Series J Preferred Stock, pursuant to the 2019 Series J SPAs entered into with certain accredited investors. In accordance with the 2019 Series J SPAs, we issued an aggregate of 20,000 shares of Series J Preferred Stock at a stated value of $1,000, initially convertible into 1,299,104 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $15.40 per share, for aggregate gross proceeds of approximately $20.0 million. B. Riley FBR acted as placement agent for the financing and earned a fee of approximately $525,200 in consideration for its services plus approximately $43,000 in reimbursement of legal fees and other transaction costs.

In connection with the 2019 Series J SPAs, we entered into a registration rights agreement with the accredited investors (the “Series J 2019 Registration Rights Agreements”), pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series J Preferred Stock. Pursuant to the Series J 2019 Registration Rights Agreements, we committed to file the registration statement by no later than the 30th calendar day following the date we filed our (i) Annual Report on Form 10-K for the fiscal year ended December 31, 2018, (ii) all our required Quarterly Reports on Form 10-Q since the quarter ended September 30, 2018, through the quarter ended September 30, 2019, and (iii) Current Reports on Form 8-K in connection with the acquisitions of The Street, Say Media, Inc. (“Say Media”) and HubPages, Inc. (“HubPages”), and our license with ABG, with the SEC, but in no event later than March 31, 2020. We also committed to cause the registration statement to become effective by no later than 90 days after the filing date (or, in the event of a full review by the staff of the SEC, 120 days following the filing date). The Series J 2019 Registration Rights Agreement provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by such investor pursuant to the 2019 Series J SPAs. We were not able to meet these deadlines. Accordingly, we had incurred approximately $2.8 million in liquidated damages expenses at the time of filing the Original Registration Statement. On January 24, 2022, we entered into a Settlement of Liquidated Damages with certain of the Selling Stockholders (described below). Not all Selling Stockholders participated, and we still have approximately $1.9 million in liquidated damages expenses outstanding in connection with the Series J 2019 Registration Rights Agreement as of August 16, 2022.

On September 4, 2020, we issued additional shares of our Series J Preferred Stock pursuant to the 2020 Series J SPAs. In accordance with the 2020 Series J SPAs, we issued an aggregate of 10,500 shares of Series J Preferred Stock at a stated value of $1,000 per share, initially convertible into 682,024 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $15.40, for aggregate gross proceeds of approximately $6.0 million.

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In connection with the 2020 Series J SPAs, we entered into a registration rights agreement with the accredited investors (the “Series J 2020 Registration Rights Agreements”), pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series J Preferred Stock. Pursuant to the Series J 2020 Registration Rights Agreements, we agreed to register the shares issuable upon conversion of the Series J Preferred Stock for resale by the investors. We committed to file the registration statement by no later than the 30th calendar day following the date we filed our (i) Annual Reports on Form 10-K for the fiscal years ended December 31, 2018 and December 31, 2019, (ii) all our required Quarterly Reports on Form 10-Q since the quarter ended September 30, 2018, through the quarter ended September 30, 2020, and (iii) any Form 8-K Reports that may be required through the last of the aforementioned filings with the SEC, but in no event later than April 30, 2021. We have also committed to cause the registration statement to become effective by no later than 60 days after the filing date (or, in the event of a full review by the staff of the SEC, 120 days following the filing date). The Series J 2020 Registration Rights Agreement provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by the investors pursuant to the 2020 Series J SPAs. We were not able to meet these deadlines. Accordingly, we had incurred approximately $0.75 million in liquidated damages expenses at the time of filing the Original Registration Statement. On January 24, 2022, we entered into a Settlement of Liquidated Damages with certain of the Selling Stockholders (described below). Not all Selling Stockholders participated, and we still have approximately $0.4 million in liquidated damages expenses outstanding in connection with the Series J 2020 Registration Rights Agreements as of August 16, 2022.

The Series J Preferred Stock, and the shares issuable upon conversion of the Series J Preferred Stock, were not registered under the Securities Act pursuant to an exemption under Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Series K Preferred Stock

Between October 23, 2020 and November 11, 2020, we entered into the Series K SPAs with accredited investors, pursuant to which we issued an aggregate of 18,042 of Series K Preferred Stock at a stated value of $1,000 per share, initially convertible into 2,050,241 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $8.80 per share, for aggregate gross proceeds of approximately $18.0 million. B. Riley FBR acted as placement agent for the financing and earned a fee of $560,500 in consideration for its services.

In connection with the Series K SPAs, we entered into the Series K Registration Rights Agreements with the accredited investors, pursuant to which we agreed to register for resale the shares of our common stock issuable upon conversion of the Series K Preferred Stock. Pursuant to the Series K Registration Rights Agreements, we committed to file the registration statement by no later than the 30th calendar day following the date we filed our (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and December 31, 2019, (ii) all its required Quarterly Reports on Form 10-Q since the quarter ended September 30, 2018, through the quarter ended September 30, 2020, and (iii) any Form 8-K Reports that the Company is required to file with the SEC; provided, however, if such 30th calendar day is on or after February 12, 2021, then such 30th calendar date will be tolled until the 30th calendar day following the date that we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. We also committed to cause the registration statement to become effective by no later than 90 days after the filing date (or, in the event of a full review by the staff of the SEC, 120 days following the filing date). The Series K Registration Rights Agreements provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by such investor pursuant to the Series K SPAs. We were not able to meet these deadlines. Accordingly, we had incurred approximately $0.75 million in liquidated damages expenses at the time of filing the Original Registration Statement. On January 24, 2022, we entered into a Settlement of Liquidated Damages with certain of the Selling Stockholders (described below). Not all Selling Stockholders participated, and we still have approximately $0.5 million in liquidated damages expenses outstanding in connection with the Series K Registration Rights Agreements as of August 16, 2022. The Series K Preferred Stock, and the shares issuable upon conversion of the Series K Preferred Stock, were not registered under the Securities Act pursuant to an exemption under Section 4(a)(2) of the Securities Act for transactions not involving a public offering.

Conversions

On December 18, 2020, we filed the Certificate of Amendment, to increase the number of authorized shares of our common stock. Upon the filing of the Certificate of Amendment, all of our issued and outstanding shares of Series I Preferred Stock, Series J Preferred Stock, and Series K Preferred Stock automatically converted into shares of our common stock. Accordingly, in the Original Registration Statement, we registered for resale 2,054,547 shares of our common stock that were issued upon conversion of the Series I Preferred Stock, 1,843,745 shares of our common stock that were issued upon conversion of the Series J Preferred Stock, and 1,359,899 shares of our common stock that were issued upon conversion of the Series K Preferred Stock.

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Common Stock Issuable Upon Exercise of Warrants

We registered an aggregate of 107,955 shares of our common stock in the Original Registration Statement that may be issuable upon the exercise of the Warrants as more fully described below.

Strome Warrant

On June 15, 2018, we modified the January 2018 SPA and the March 2018 SPA, to eliminate a make-whole provision under which we were committed to issue up to 77,273 shares of our common stock in certain circumstances. The modification removed the prior uncertainty of our obligation under these agreements. In exchange for the modification, we issued to a designee of Strome Trust, the investor, the Strome Warrant to purchase up to 68,182 shares of our common stock. The Strome Warrant is exercisable for a period of five years at an initial exercise price of $26.18 per share, which has been adjusted to $11.00 per share. We agreed to register for resale the 68,182 shares of our common stock underlying the Strome Warrant, and the parties agreed that such registration rights would be as set forth in the March 2018 Registration Rights Agreement (which is described in more detail above). If the underlying shares were registered, the Strome Warrant is exercisable for cash only. If the underlying shares were not registered, the Strome Warrant may be exercised on a cashless basis. Accordingly, we registered an aggregate of 68,182 shares of our common stock in the Original Registration Statement that may be issuable upon the exercise of the Strome Warrants.

2018 Warrants

On October 18, 2018, we entered into securities purchase agreements with two accredited investors, pursuant to which we issued the 2018 Warrants exercisable for up to 39,773 shares of our common stock, among other securities. The 2018 Warrants are exercisable for a period of seven years at an initial exercise price of $22.00 per share, subject to customary anti-dilution and other adjustments. The 2018 Warrants also provide that upon the consummation of a subsequent financing, the $22.00 exercise price will be adjusted to (i) in the event that security issued in such subsequent financing is shares of our common stock, 125% of the effective per share purchase price of our common stock in such subsequent financing, (ii) in the event that the security issued in such subsequent financing is a common stock equivalent, 100% of the effective per-share purchase price of our common stock underlying the common stock equivalent issued in such subsequent financing, or (iii) in the event that the primary securities issued such subsequent financing includes a combination of shares of our common stock and common stock equivalents, the greater of (a) 125% of the effective per share purchase price of shares of our common stock issued in such subsequent financing or (b) 100% of the effective per share purchase price of the shares of our common stock underlying the common stock equivalents. The securities purchase agreements granted the investors piggy-back registration rights, pursuant to which we agreed that if we file with the SEC a registration statement relating to an offering of our common stock of our own account or the account of others under the Securities Act, other than on a Form S-4 or a Form S-8, we would notify the investors and provide them with the opportunity to have the shares of our common stock underlying the 2018 Warrants registered for resale. If at any time after the six-month anniversary of the issuance of the 2018 Warrants, there is no effective registration statement covering the resale of the shares of our common stock underlying the 2018 Warrants, the 2018 Warrants may be exercised on a cashless basis. The current exercise price of the 2018 Warrants is $7.26 per share. Accordingly, we registered an aggregate of 39,773 shares of our common stock in the Original Registration Statement that may be issuable upon the exercise of the 2018 Warrants.

Common Stock Issuable Upon Conversion of Series H Preferred Stock

On August 10, 2018, we entered into the 2018 Series H SPAs with certain accredited investors pursuant to which we issued an aggregate of 19,400 shares of Series H Preferred Stock at a stated value of $1,000, initially convertible into 2,677,200 shares of our common stock, at the option of the holder subject to certain limitations, at a conversion right equal to the stated value divided by the conversion price of $7.26 per share, for aggregate gross proceeds of approximately $19.4 million. B. Riley FBR acted as placement agent for the financing. In consideration for its services as placement, we paid B. Riley a fee of $575,000 (including a previously paid retainer of $75,000) and issued to B. Riley 669 shares of Series H Preferred Stock. In addition, entities affiliated with B. Riley purchased 5,592 shares of Series H Preferred Stock in the financing.

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Between August 14, 2020 and August 20, 2020, we entered into the 2020 Series H SPAs for the sale of additional shares of Series H Preferred Stock with certain accredited investors, pursuant to which we issued an aggregate of 2,253 shares, at a stated value of $1,000 per share, initially convertible into 310,228 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $7.26 per share, for aggregate gross proceeds of approximately $2.7 million. On October 28, 2020, we entered into a mutual rescission agreement with two of the investors, pursuant to which the securities purchase agreements associated with 2,145 shares of Series H Preferred Stock were rescinded and deemed null and void.

All the shares of Series H Preferred Stock automatically convert into shares of our common stock on the fifth anniversary of the closing date at the then-conversion price.

Finally, on October 31, 2020, we entered into an exchange agreement with a former executive officer pursuant to which he agreed to convert the outstanding principal amount, plus accrued but unpaid interest, owed to him pursuant to promissory notes into 389 shares of Series H Preferred Stock, at a stated value of $1,000 per share, initially convertible into 53,682 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $7.26 per share. We granted the former executive officer piggy-back registration rights with respect to these shares of our common stock pursuant a General Release and Continuing Obligations Agreement dated June 3, 2021- (“GRCOA”).

In connection with the issuances of the Series H Preferred Stock, we also entered into registration rights agreements with the investors, pursuant to which we agreed to register the shares issuable upon conversion of the Series H Preferred Stock for resale. We committed to file the registration statement by no later than 75 days after the closing date and to cause the registration statement to become effective by no later than 120 days after the closing date (or, in the event of a full review by the staff of the SEC, 150 days following the Closing Date). The registration rights agreement provided for liquidated damages upon the occurrence of certain events up to a maximum amount of 6% of the aggregate amount invested by such investor. We were not able to meet these deadlines. Accordingly, we had incurred approximately $3.1 million in liquidated damages expenses at the time of filing the Original Registration Statement. On January 24, 2022, we entered into a Settlement of Liquidated Damages with certain of the Selling Stockholders (described below). Not all Selling Stockholders participated, and we still have approximately $1.75 million in liquidated damages expenses outstanding in connection with the Series H registration rights agreement as of August 16, 2022.

Accordingly, we registered up to 2,461,459 shares of our common stock in the Original Registration Statement issuable upon the conversion of issued and outstanding shares of Series H Preferred Stock.

Settlement of Liquidated Damages

On January 24, 2022, we entered into several Stock Purchase Agreements, pursuant to which we agreed to issue an aggregate of 505,671 shares at a price equal to $13.86 per share, or the volume-weighted average price of our common stock at the close of trading on the sixty (60) previous trading days, to such stockholders in lieu of an aggregate of approximately $9.87 million owed in liquidated damages, which includes accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements with such stockholders. We also granted registration rights to these stockholders with respect to the shares of our common stock issued in lieu of these liquidated damages. The issuances were exempt from the registration requirements of the Securities Act by virtue of Section 4(a)(2) thereof as transactions not involving a public offering.

Certain Provisions of our Certificate of Incorporation, our Bylaws, and the DGCL

Certain provisions in our Certificate of Incorporation and Bylaws, as well as certain provisions of the DGCL, may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price of the shares held by stockholders. These provisions contained in our Certificate of Incorporation and Bylaws include the items described below.

●	Special Meetings of Stockholders. Our Bylaws provide that special meetings of our stockholders may be called only by a majority of our Board, the Chairman of our Board, our Chief Executive Officer, or President (in the absence of our Chief Executive Officer).

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●	Stockholder Advance Notice Procedures. Our Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide timely notice in writing and also specify requirements as to the form and content of a stockholder’s notice. These provisions may delay or preclude stockholders from bringing matters before a meeting of our stockholders or from making nominations for directors at a meeting of stockholders, which could delay or deter takeover attempts or changes in our management.

●	Exclusive Forum. Our Bylaws provide that unless we consent in writing to the selection of an alternative forum, the courts in the State of Delaware are, to the fullest extent permitted by applicable law, the sole and exclusive forum for any claims, including claims in the right of the Company, any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation, or our Bylaws, any action to interpret, apply, enforce, or determine the validity of our Certificate of Incorporation or our Bylaws, or any action asserting a claim governed by the internal affairs doctrine.

●	No Action by Written Consent. Our Certificate of Incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly constituted annual or special meeting of the stockholders.

●	Amendments to our Certificate of Incorporation. Any amendments to our Certificate of Incorporation requires a supermajority vote unless our Board recommends to our stockholders that they approve such amendment.

●	Undesignated Preferred Stock. Because our Board has the power to establish the preferences and rights of the shares of any additional series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers, and rights, including voting and dividend rights, senior to the rights of holders of our Common Stock, which could adversely affect the holders of Common Stock and could discourage a takeover of us even if a change of control of the Company would be beneficial to the interests of our stockholders.

These and other provisions contained in our Certificate of Incorporation and Bylaws are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board. However, these provisions could delay or discourage transactions involving an actual or potential change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices. Such provisions could also limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests.

In addition, we are subject to the provisions of Section 203 of the DGCL. Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless:

●	The board of directors of the corporation approved the business combination or other transaction in which the person became an interested stockholder prior to the date of the business combination or other transaction;

●	Upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers of the corporation and shares issued under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to the date the person became an interested stockholder, the board of directors of the corporation approved the business combination and the stockholders of the corporation authorized the business combination at an annual or special meeting of stockholders by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of a corporation’s voting stock.

Section 203 of the DGCL could depress our stock price and delay, discourage, or prohibit transactions not approved in advance by our Board, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium over the market price of our Common Stock.

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Limitation of Liability and Indemnification Matters

Our Certificate of Incorporation provides that to the fullest extent permitted by the DGCL, a director cannot be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty. DGCL provides that such a provision may not limit the liability of directors:

●	for any breach of their duty of loyalty to us or to our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of a dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal, or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Further, our Bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in our right to procure a judgment in our favor by reason of the fact that such person is or was a director or officer of our, or is or was a director or officer of ours serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests; except that no indemnification will be made in respect of any claim, issue, or matter as to which such person will have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Subject to the requires in our Bylaws and the DGCL, we are not obligated to indemnify any person in connection with any action, suit, or proceeding:

●	for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote, or otherwise, except with respect to any excess beyond the amount paid;

●	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provision of federal, state, or local statutory law, or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

●	for any reimbursement by such person or any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of our securities, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement pursuant to Section 304 of Sarbanes, or the payment to us of profits arising from the purchase and sale by such person or securities in violation of Section 306 of Sarbanes, if such is held liable therefor (including pursuant to any settlement arrangements);

●	initiated by such person, including any proceeding (or any part of any proceeding) initiated by such person against us or our directors, officers, employees, agents, or other indemnitees, unless (i) our Board authorized the proceeding or the relevant part of the proceeding) prior to its initiation, (ii) we provide indemnification, in our sole discretion, pursuant to the powers vested in us under appliable law, (iii) otherwise required to be made pursuant to our Bylaws, or (iv) otherwise required by applicable law; or

●	if prohibited by applicable law; provided, however, that if any provision or provisions of our Bylaws be held to be invalid, illegal, or unenforceable for any reason whatsoever: (i) the validity, legality, and enforceability of the remaining provisions of our Bylaws (including, without limitation, each portion of any paragraph or clause containing any such provisions held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) will not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of our Bylaws (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) will be construed so as to give effect to the intent manifested by the provisions held invalid, illegal, or unenforceable.

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Our Bylaws also requires us to pay any expenses incurred by any director or officer in defending against any such action, suit, or proceeding in advance of the final disposition of such matter upon receipt of a written request to the fullest extent permitted by law, subject to the receipt of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified as authorized by our Bylaws or otherwise. We believe that the limitation of liability provision in our Bylaws facilitates our ability to continue to attract and retain qualified individuals to serve as directors and officers.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

When we are contemplating entering into any transaction in which any executive officer, director, director nominee, or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the full Board (other than any interested director) for approval or disapproval. Our Board has not adopted a written policy for reviewing related party transactions but when presented with such transaction, the transaction is discussed by our Board and documented in its meeting minutes.

The Code of Ethics also requires our employees, officers, and directors to provide prompt and full disclosure of all potential conflicts of interest to the appropriate person. These conflicts of interest may be specific to the individual or may extend to his or her family members. Any officer who has a conflict of interest with respect to any matter is required to disclose the matter to our Compliance Director, or in the case of the Chief Financial Officer, to the Audit Committee. All other employees are required to make prompt and full disclosure of any conflict of interest to the Head of Internal Audit (who is our Chief Financial Officer, unless our Board designates some other person). Directors are required to disclose any conflict of interest to the Chairman of our Board and to refrain from voting on any matter(s) in which they have a conflict. Employees and officers are not permitted to participate in any matter in which he or she has a conflict of interest unless authorized by an appropriate Company official and under circumstances that are designed to protect the interests of the Company and its stockholders and to avoid any appearance of impropriety. In addition, directors and executive officers are required to disclose, in an annual questionnaire, any current or proposed conflict of interests (including related party transactions).

Except as disclosed below, from the period beginning January 1, 2018 and ending August 16, 2022, there were no current or proposed related party transactions.

Financings

On January 4, 2018, we completed a private placement of our common stock, selling 54,545 shares at $55 per share, for total gross proceeds of approximately $3.0 million. In connection with the offering, MDB, which acted as placement agent, was entitled to 2,728 shares of our common stock and warrants exercisable for up 2,728 shares of our common stock. Christopher Marlett was one of our directors during fiscal 2017 and 2018 and serves as the Chief Executive Officer of MDB.

On June 15, 2018, we completed a private placement of our 10% senior convertible debentures, due on June 30, 2019 (the “10% Senior Debentures”) in the aggregate amount of approximately $4.8 million to four investors. Included in the total was an investment of approximately $3.0 million by Strome Mezzanine Fund LP (“Strome”), an affiliate of Mark Strome, who previously beneficially owned more than 10% of the shares our common stock and currently beneficially owns more than 10% of the shares of our Series H Preferred Stock, approximately $1.0 million by our then-Chief Executive Officer, James Heckman, and $25,000 by our then-President, Joshua Jacobs, totaling approximately $4.0 million. Interest was payable on the 10% Senior Debentures at the rate of 10% per annum, payable in cash semi-annually on December 31 and June 30, and on maturity, beginning on December 31, 2018, and the 10% Senior Debentures were due and payable on June 30, 2019. Upon conversion on August 10, 2018, as described below, the investors received additional interest payments to provide each investor with a 20% annual internal rate of return, where Strome received $600,000, Mr. Heckman received $200,000, and Mr. Jacobs received $5,000.

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On June 15, 2018, we modified the January 2018 SPA and the March 2018 SPA with Strome Trust, an affiliate of Mark Strome, who previously beneficially owned more than 10% of the shares our common stock and currently beneficially owns more than 10% of the shares of our Series H Preferred Stock, to eliminate a make-whole provision under which we were committed to issue up to 77,273 shares of our common stock in certain circumstances. The modification removed the prior uncertainty of our obligation under these agreements. In exchange for the modification, we issued to a designee of Strome Trust the Strome Warrant, exercisable for up to 68,182 shares of our common stock. The Strome Warrant is exercisable for a period of five years at an initial exercise price of $26.18 per share, which has been adjusted to $11 per share.

On August 10, 2018, we entered into the 2018 Series H SPAs with certain accredited investors, pursuant to which we issued an aggregate of 19,400 shares of our Series H Preferred Stock at a stated value of $1,000, initially convertible into 2,677,200 shares of our common stock, at the option of the holder subject to certain limitations, at a conversion rate equal to the stated value divided by the conversion price of $7.26 per share, for aggregate gross proceeds of approximately $19.4 million. Of the shares of Series H Preferred Stock issued, Strome, an affiliate of Mark Strome, who previously beneficially owned more than 10% of the shares our common stock and currently beneficially owns more than 10% of the shares of our Series H Preferred Stock, received 3,600 shares, James Heckman, our then-Chief Executive Officer, received 1,200 shares, and Joshua Jacobs, our then-President, received 30 shares upon conversion of the 10% Senior Debentures. B. Riley FBR acted as placement agent for this Series H Preferred Stock financing, and was paid in cash $575,000, for its services as placement agent, and issued 669 shares (stated value of $1,000 per share) of Series H Preferred Stock. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley.

On October 18, 2018, we entered into a securities purchase agreement with two accredited investors, B. Riley FBR, and an affiliated entity of B. Riley FBR, pursuant to which we issued to the investors the 10% OID senior secured convertible debentures resulting in net proceeds of approximately $3.3 million. B. Riley FBR’s legal fees and expenses of $40,000 were netted from the proceeds received from them. We issued warrants to B. Riley FBR to purchase up to 39,773 shares of our common stock in connection with this securities purchase agreement. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital, a wholly-owned subsidiary of B. Riley. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

On December 12, 2018, we converted the 10% OID senior secured convertible debentures previously issued to two of the investors in October 2018 to the Debentures pursuant to the December 2018 SPAs with three accredited investors, for aggregate proceeds of approximately $3.6 million, in the aggregate, which included principal and interest of the 10% OID senior secured convertible debentures. Upon conversion, interest of approximately $83,000 was recorded for the 10% OID senior secured convertible debentures held by B. Riley FBR. We received net proceeds from B. Riley FBR, BRC Partners Opportunity Fund, LP, an affiliated entity of B. Riley, and Dialectic Antithesis Partners, LP of approximately $9.0 million. We paid B. Riley FBR cash of $540,000 as placement agent in the offering. B. Riley’s legal fees and expenses of $50,000 were netted from the proceeds received from them. The Debentures were convertible, at the holder’s option, until December 31, 2020, at a conversion price of $7.26 per share. Interest accrued at the rate of 12% per annum, payable on the earlier of conversion or December 31, 2020. Our obligations under the Debentures were secured by a security agreement, dated as of October 18, 2018, by and among us and each investor thereto. John A. Fichthorn, the former Chairman of our Board, served as Head of Alternatives of Dialectic Antithesis Partners, LP. Mr. Fichthorn also served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. B. Riley FBR and its affiliates also beneficially own more than 10% of our common stock. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

On March 18, 2019, we completed a private placement of the Debentures in the aggregate amount of approximately $1.7 million to three accredited investors. Included in the total was an investment of approximately $1.5 million by Strome Mezzanine Fund II, LP (“Strome II”), an affiliate of Mark Strome, who previously beneficially owned more than 10% of the shares our common stock and currently beneficially owns more than 10% of the shares of our Series H Preferred Stock, $100,000 by John Fichthorn, the then Chairman of our Board, and $96,000 by B. Riley FBR. We paid a placement agent fee of $96,000 to B. Riley FBR. The Debentures were due and payable on December 31, 2020. Interest accrued at the rate of 12% per annum, payable on the earlier of conversion or December 31, 2020. Our obligations under the Debentures were secured by a security agreement, dated as of October 18, 2018, by and among us and each investor thereto. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. B. Riley FBR and its affiliates also beneficially own more than 10% of our common stock. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

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On April 8, 2019, we entered into the April 2019 SPA with an accredited investor, Todd D. Sims, a member of our Board, pursuant to which we issued a Debenture in the aggregate principal amount of $100,000. The Debentures were due and payable on December 31, 2020. Interest accrued at the rate of 12% per annum, payable on the earlier of conversion or December 31, 2020. Our obligations under the Debentures were secured by a security agreement, dated as of October 18, 2018, by and among us and each investor thereto.

On June 10, 2019, we entered into a note purchase agreement with one accredited investor, BRF Finance Co., LLC (“BRF Finance”), an affiliated entity of B. Riley, pursuant to which we issued to the investor a 12% senior secured note, due July 31, 2019, in the aggregate principal amount of approximately $20.0 million, which after taking into account BRF Finance’s placement fee of $1.0 million and its legal fees and expenses, resulted in the receipt by us of net proceeds of approximately $18.9 million. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

On June 14, 2019, we entered into an amended and restated note purchase agreement with one accredited investor, BRF Finance, an affiliated entity of B. Riley, which amended and restated the note purchase agreement dated June 10, 2019 and the 12% senior secured note, due July 31, 2019, issued thereunder. In connection with the amended and restated 12% senior secured note, we paid BRF Finance $2.4 million as placement agent and B. Riley FBR $3.5 million as a success fee in the offering. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. On August 27, 2019, we entered into a first amendment to the amended and restated note purchase agreement with BRF Finance, an affiliated entity of B. Riley, which amended the amended and restated 12% senior secured note due June 14, 2022. Pursuant to this first amendment, we received additional gross proceeds of $3.0 million, which after taking into account BRF Finance’s placement fee of $150,000 and its legal fees and expenses, resulted in us receiving net proceeds of approximately $2.8 million. On February 27, 2020, we entered into a second amendment to the amended and restated note purchase agreement dated as of June 14, 2019 with BRF Finance, an affiliated entity of B. Riley, which further amended the amended and restated 12% senior secured note due June 14, 2022. Pursuant to the second amendment to the amended and restated note purchase agreement, BRF Finance issued a letter of credit in the amount of approximately $3.0 million to our landlord for our lease of the premises located at 225 Liberty Street, 27th Floor, New York, New York 10281. On October 8, 2019, we issued the third amended and restated 12% senior secured note due June 14, 2022 in connection with a partial paydown of the second amended and restated 12% senior secured note due June 14, 2022. We also issued 5,000 shares of our Series J Preferred Stock to BRF Finance as a partial payment of approximately $4.8 million of the outstanding balance. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

On June 28, 2019, we entered into the Series I SPAs with certain accredited investors, pursuant to which we issued an aggregate of 23,100 shares of Series I Preferred Stock at a stated value of $1,000, initially convertible into 2,100,002 shares of our common stock, at the option of the holder subject to certain limitations, at a conversion rate equal to the stated value divided by the conversion price of $11 per share, for aggregate gross proceeds of approximately $23.1 million. Of the shares of our Series I Preferred Stock issued, Ross Levinsohn, then the Chief Executive Officer of Sports Illustrated and currently our Chief Executive Officer, purchased 500 shares for $500,000. B. Riley FBR, acting as placement agent for our Series I Preferred Stock financing, was paid in cash approximately $1.4 million for its services and reimbursed for certain legal and other costs. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

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On October 7, 2019, we entered into the 2019 Series J SPAs with certain accredited investors, pursuant to which we issued an aggregate of 20,000 shares of our Series J Preferred Stock at a stated value of $1,000, initially convertible into 1,299,104 shares of our common stock, at the option of the holder subject to certain limitations, at a conversion rate equal to the stated value divided by the conversion price of $15.40 per share, for aggregate gross proceeds of $20.0 million. Of the shares of our Series J Preferred Stock issued, Luke E. Fichthorn III, an immediate family member of John A. Fichthorn, the former Chairman of our Board and who served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley, purchased 100 shares, and B. Riley, or an affiliated entity, purchased 5,000 shares. B. Riley FBR, acting as placement agent for our Series J Preferred Stock financing, was paid in cash approximately $525,000 for its services and reimbursed for certain legal and other costs. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020.

On March 24, 2020, we entered into the second amended and restated note purchase agreement (the “Second A&R NPA”) with BRF Finance, an affiliated entity of B. Riley, in its capacity as agent and a purchaser. Pursuant to the Second A&R NPA, we issued the Term Note, in the aggregate principal amount of $12.0 million to the purchaser. Up to $8.0 million in principal amount under the Term Note was originally due on March 31, 2021, with the balance thereunder due on June 14, 2022. Interest on amounts outstanding under the Term Note are payable in-kind in arrears on the last day of each fiscal quarter. On March 25, 2020, we drew down approximately $6.9 million under the Term Note, and after payment of commitment and funding fees paid to BRF Finance in the amount of approximately $793,100 and other legal fees and expenses of BRF Finance that we paid, we received net proceeds of approximately $6.0 million. Pursuant to Amendment No. 1 to the Second A&R NPA, interest payable on the notes on September 30, 2020, December 31, 2020, March 31, 2021, June 30, 2021, September 30, 2021, and December 31, 2021 will be payable in-kind in arrears on the last day of such fiscal quarter. Alternatively, at the option of the holder, such interest amounts can be converted into shares of our common stock based upon the conversion rate specified in the Certificate of Designation for the Series K Preferred Stock, subject to certain adjustments. In addition, approximately $3.4 million, including approximately $3.3 million of principal amount of the Term Note and approximately $71,600 of accrued interest, was converted into shares of our Series K Preferred and the maturity date of the Term Note was changed from March 31, 2021 to March 31, 2022. John A. Fichthorn, the former Chairman of our Board, served as Head of Alternative Investments for B. Riley Capital Management, a wholly owned subsidiary of B. Riley. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR, an affiliate of B. Riley, and its affiliates also beneficially own more than 10% of our common stock.

Between August 14, 2020 and August 20, 2020, we entered into the 2020 Series H SPAs for the sale of Series H Preferred Stock with certain accredited investors, including, among others, Strome and Strome Alpha Fund, L.P. (“Strome Alpha”), affiliates of Mark Strome, who previously beneficially owned more than 10% of the shares of our common stock and currently beneficially owns more than 10% of the shares of our Series H Preferred Stock, pursuant to which we issued an aggregate of 2,253 shares, at a stated value of $1,000 per share, initially convertible into 310,914 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $7.26 per share, for aggregate gross proceeds of $2,730,000 for working capital and general corporate purposes. B. Riley FBR, acting as a placement agent for these issuances, waived its fee for these services and was reimbursed for certain legal and other costs. On October 28, 2020, we entered into a mutual rescission agreement with Strome and Strome Alpha, pursuant to which the stock purchase agreements entered into by Strome and Strome Alpha between August 14, 2020 and August 20, 2020 were rescinded and deemed null and void.

On September 4, 2020, we entered into the 2020 Series J SPAs with certain accredited investors, pursuant to which we issued an aggregate of 10,500 shares of our Series J Preferred Stock at a stated value of $1,000, initially convertible into 682,024 shares of our common stock, at the option of the holder subject to certain limitations, at a conversion rate equal to the stated value divided by the conversion price of $15.40 per share, for aggregate gross proceeds of $6,000,000. Of the shares of Series J Preferred Stock issued, B. Riley Securities, Inc., an affiliate of B. Riley, purchased 5,250 shares, and B&W Pension Trust, of which 180 Degree Capital Corp. (“180 Degree”) is the Investment Adviser, purchased 5,250 shares. 180 Degree beneficially owns more than 5% of our common stock. B. Riley FBR, acting as placement agent for these issuances, waived its fee for these services and was reimbursed for certain legal and other costs. John A. Fichthorn, the former Chairman of our Board, served as Head of B. Riley Alternatives, a division of B. Riley Capital Management, a wholly-owned subsidiary of B. Riley. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

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Between October 23, 2020 and November 11, 2020, we entered into the Series K SPAs with accredited investors, pursuant to which we issued an aggregate of 18,042 shares of Series K Preferred Stock at a stated value of $1,000 per share, initially convertible into 2,050,241 shares of our common stock at a conversion rate equal to the stated value divided by the conversion price of $8.80 per share, for aggregate gross proceeds of $18,042,090. B. Riley FBR, acting as a placement agent for these issuances, was paid in cash $560,500 for its services and reimbursed for certain legal and other costs. John A. Fichthorn, the former Chairman of our Board, served as Head of Alternative Investments for B. Riley Capital Management, a wholly owned subsidiary of B. Riley. Todd Sims, one of our directors, has served as the President of BRVC, a wholly owned subsidiary of B. Riley since October 2020. B. Riley FBR and its affiliates also beneficially owns more than 10% of our common stock.

On May 20 and 25, 2021, and June 2, 2021, we entered into the May 2021 SPAs and June 2021 SPA with accredited investors, pursuant to which we issued an aggregate of 1,299,027 shares of our common stock, at a per share price of $15.400, for aggregate gross proceeds of approximately $20.0 million in a private placement. Among the investors were B. Riley and its affiliates, Warlock, and TCS Capital Management LLC (“TCS Capital Management”). John A. Fichthorn, the former Chairman of our Board, previously served as Head of Alternative Investments of B. Riley Capital Management, a wholly owned subsidiary of B. Riley, Todd Sims, one of our directors, has served as the President of BRVC, a wholly-owned subsidiary of B. Riley since October 2020, and Dan Shribman, one of our directors, currently serves as Chief Investment Officer of B. Riley and President of its B. Riley Principal Investments subsidiary. Finally, Eric Semler, who at the time of the investment was one of our directors, is the Managing Member of TCS Capital Management.

On January 24, 2022, we entered into a Stock Purchase Agreement with B. Riley Principal Investments, LLC, pursuant to which we agreed to issue 206,275 shares of our Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of our Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $2.86 million owed in liquidated damages, which included accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements for our Series H Preferred Stock, Series J Preferred Stock, Series K Preferred Stock, and debenture offerings. On February 9, 2022, we terminated the Stock Purchase Agreement with B. Riley Principal Investments, LLC and cancelled the 206,275 shares that were to be issued to them because the issuance of the shares of our Common Stock may have been deemed to be compensation within the meaning of FINRA Rule 5110 in connection with our underwritten public offering for which an affiliate of B. Riley Principal Investments, LLC was serving as underwriter.

On January 24, 2022, we entered into a Stock Purchase Agreement with BRC Partners Opportunity Fund, LP, pursuant to which we agreed to issue 50,501 shares of our Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of our Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $0.70 million owed in liquidated damages, which includes accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements for our Series H Preferred Stock, Series J Preferred Stock, Series K Preferred Stock and debenture offerings.

On January 24, 2022, we entered into a Stock Purchase Agreement with 180 Degree Capital Corp., pursuant to which we agreed to issue 106,800 shares of our Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of our Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $1.48 million owed in liquidated damages, which includes accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements for our Series H Preferred Stock, Series I Preferred Stock and Series J Preferred Stock offerings.

On January 24, 2022, we entered into a Stock Purchase Agreement with Warlock, pursuant to which we agreed to issue 134,875 shares of our Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of our Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $1.87 million owed in liquidated damages, which includes accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements for our Series H Preferred Stock, Series I Preferred Stock and debenture offerings.

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On January 24, 2022, we entered into a Stock Purchase Agreement with Athletes First Media, LLC, who, at the time was a greater than 5% stockholder, pursuant to which we agreed to issue 79,805 shares of our Common Stock at a price equal to $13.86 per share, representing the volume-weighted average price of our Common Stock at the close of trading on the sixty (60) previous trading days, to such stockholder in lieu of an aggregate of approximately $1.11 million owed in liquidated damages, which includes accrued but unpaid interest, for our failure to meet certain covenants in prior Registration Rights Agreements and related Securities Purchase Agreements for our Series I Preferred Stock offering.

Underwriting of Our Public Offering

On February 15, 2022, we closed an underwritten public offering (the “Public Offering”) of 3,636,364 shares of our Common Stock at a public offering price of $8.25 per share (the “Public Offering Price”). We entered into an underwriting agreement dated February 10, 2022 (the “Underwriting Agreement”), pursuant to which B. Riley Securities, Inc., a wholly owned subsidiary of B. Riley, acted as the sole book-running manager and representative (the “Representative”) of the underwriters (the “Underwriter”), and Lake Street Capital Markets, LLC acted as lead manager and “qualified independent underwriter” for the Public Offering. We granted the Underwriter a 30-day option to purchase up to an additional 545,454 shares of its common stock at the Public Offering Price, less underwriting discounts and commissions (the “Underwriters Option”). On March 11, 2022, we sold an additional 545,239 shares of our Common Stock pursuant to the Underwriters Option.

Entities affiliated with the Representative of the Underwriter in the Public Offering, beneficially owned approximately 26.10% as of February 10, 2022. As a result, the Representative was deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, the Public Offering was made in compliance with the applicable provisions of Rule 5121. Rule 5121 requires that no sale to be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter,” as defined in the rule, has participated in the presentation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto.

The Underwriter offered the shares of our Common Stock directly to the public at the Public Offering Price and to certain dealers at that price less a concession not in excess of $0.321750 per share. The underwriting fee was equal to the Public Offering Price less the amount paid by the Underwriter to us per share of our common stock. The underwriting fee is $0.536250 per share. The following table shows the per share and total underwriting discounts and commissions paid to the Underwriter both without and with the exercise of the Underwriter Option.

	Per Share	Total Without Underwriter Option	Total With Underwriter Option
Public Offering Price	$8.25	$30,000,000	$34,500,000
Underwriting discounts and commissions paid	$0.53625	$1,950,000	$2,242,500
Proceeds to us, before expenses	$7.71375	$28,050,000	$32,257,500

We also agreed to reimburse the Representative of the Underwriter for certain offering expenses up to an aggregate amount of approximately $200,000.

For a period of six months beginning January 10, 2022, the Representative had a right of first refusal to act as lead underwriter and sole bookrunner in connection with any public offering of equity, equity-linked or debt securities or other capital markets financing and sole placement agent in any private offering of equity or equity-linked, or debt or debt-like, securities or other capital markets financing and sole book runner or placement in connection with any rights offering.

Other Agreements

On May 1, 2020, Josh Jacobs and we entered into a Strategic Financing Addendum (the “Addendum”) to his Director Agreement dated January 1, 2020 (the “Jacobs Director Agreement”). Pursuant to the Addendum, Mr. Jacobs agreed to provide additional services to us in exchange for compensation in the amount of $20,000 per month. The services to be provided were again amended in July 2020. During fiscal 2020, we paid Mr. Jacobs $120,000 for these services. Josh Jacobs was a former director and, before that, an officer.

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On August 26, 2020, Maven Coalition, one of our wholly owned subsidiaries, entered into a consulting agreement with James Heckman, our former Chief Executive Officer, pursuant to which Maven Coalition agreed to pay to Mr. Heckman a monthly fee of approximately $29,167 (to be increased to approximately $35,417 once our senior executive officer salaries are returned to the levels in place prior to March 2020). Mr. Heckman was also entitled to bonus payments of up to one hundred percent of the monthly fees payable in the then-current year upon satisfaction of certain performance goals. Mr. Heckman may also be awarded additional equity incentive awards. The initial term of the consulting agreement commenced on August 26, 2020 and was to end on August 26, 2021, which term may be extended for an additional 12-month period unless our then-Chief Executive Officer notifies Mr. Heckman of a decision not to extend at least 90 days in advance. On June 3, 2021, Maven Coalition and Mr. Heckman entered into the Heckman Amendment to provide that Mr. Heckman would be paid approximately $57,895 per month from February 2021 through August 2022 in exchange for certain strategic advisory services provided by Mr. Heckman to Maven Coalition. The terms of the Heckman Amendment were conditioned upon the execution of a mutual release by Mr. Heckman, Maven Coalition, Maven Media, TheStreet, and Heckman Media, LLC.

Effective September 4, 2020, we entered into a separation and advisory agreement with William Sornsin (the “Sornsin Separation Agreement”), who served as our Chief Operating Officer from January 2020 until September 2020, pursuant to which we agreed to pay him salary continuation in the amount of $275,000, which is the equivalent of one full year of Mr. Sornsin’s salary as of the date of the separation. Pursuant to the Sornsin Separation Agreement, we will continue to pay Mr. Sornsin a consulting fee of $100 per hour of consulting services performed.

On October 5, 2020, we entered into a separation agreement with Benjamin Joldersma, who served as our Chief Technology Officer from November 2016 through September 2020, pursuant to which we agreed to pay him approximately $111,000 as a severance payment, as well as any COBRA premiums.

Repurchases

On December 15, 2020, we entered into the Fourth Amendment to Agreement and Plan of Merger, dated December 15, 2020, pursuant to which we agreed to repurchase from certain key personnel of HubPages, including Paul Edmondson, one of our officers, and his spouse, an aggregate of approximately 764 shares of our common stock at a price of $88 per share each month for a period of 24 months, for aggregate proceeds to Mr. Edmondson and his spouse of approximately $67,207 per month (the “Repurchase Agreement”). On April 5, 2022, we accelerated and paid all outstanding amounts due to Mr. Edmondson, and his spouse, pursuant to the Repurchase Agreement.

Officer Promissory Notes

In May 2018, Mr. Heckman, our then Chief Executive Officer began advancing funds to us in order to meet minimum operating needs. Such advances were made pursuant to promissory notes that were due on demand, with interest at the minimum applicable federal rate, which ranged from 2.18% to 2.38%. As of December 31, 2019, the total principal amount of advances outstanding were $319,351 (including accrued interest of $12,574). On October 31, 2020, we entered into an Exchange Agreement with Mr. Heckman pursuant to which he converted the outstanding principal amount due, together with accrued but unpaid interest under the promissory notes, into 389 shares of our Series H Preferred Stock. Nothing was outstanding as of December 31, 2020.

LEGAL MATTERS

Baker & Hostetler LLP, Los Angeles, California has passed upon the validity of our common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of The Arena Group Holdings, Inc. and its subsidiaries as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this prospectus, which constitutes a part of this registration statement, have been so included in reliance upon the report of by Marcum LLP (“Marcum”), an independent registered public accounting firm, appearing elsewhere herein and in this registration statement, given on said firm’s authority as experts in auditing and accounting.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have filed with the SEC under the Securities Act a registration statement on Form S-3 of which this prospectus forms a part. This prospectus does not contain all of the information contained in the registration statement and its exhibits. We strongly encourage you to read carefully the registration statement and its exhibits. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website at https://investors.thearenagroup.net/financial-information/sec-filings. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus. This means that we can disclose important information to you by referring you to another document that The Arena Group has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that The Arena Group files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

●	the Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed by us with the SEC on April 1, 2022;

●	the Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, filed by us with the SEC on May 4, 2022, and for the quarter ended June 30, 2022, filed by us with the SEC on August 9, 2022;

●	the Definitive Proxy Statement on Schedule 14A, filed by us with the SEC on May 2, 2022;

●	the Current Reports on Form 8-K (other than information furnished rather than filed), filed by us with the SEC on January 10, 2022, January 26, 2022, January 28, 2022, February 9, 2022, February 11, 2022, February 15, 2022, March 11, 2022, March 24, 2022, April 6, 2022, May 3, 2022, June 3, 2022, and July 15, 2022;

●	the description of our securities contained in Exhibit 4.19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by us with the SEC on April 1, 2022, including any amendment or report filed to update such description; and

●	any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such Items), until this offering is completed or terminated.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for those documents should be directed to Julie R. Fenster, Esq., The Arena Group Holdings, Inc., 200 Vesey Street, 24th Floor, New York, New York, 10281, telephone: (212) 321-5002. In addition, each document incorporated by reference is readily accessible on our website at www.nisource.com. Except for the documents listed above, the information contained on our website or that can be accessed through our website is not incorporated by reference herein.

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PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth our expenses incurred in connection with the offering described in the Original Registration Statement and those that we expect to incur in connection with this post-effective amendment, all of which were paid, or will be paid, by us. The Selling Stockholders, however, paid or will pay any other expenses incurred in selling the Shares, including any brokerage commissions or costs of sale. All of the amounts are estimated except for the SEC registration fee.

	Original Registration Statement	Post-Effective Amendment
SEC registration fee	$11,885	$-
Accounting fees and expenses	$25,000	$50,000
Legal fees and expenses	$125,000	$95,000
Financial printing	$3,500	$3,500
Transfer Agent Fee	$15,000	$15,000
Miscellaneous fees and expenses	$5,000	$5,000
Total	$185,385	$168,500

Item 15. Indemnification of Directors and Officers.

Our Certificate of Incorporation, as may be further amended and restated and in effect from time to time, provides that our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director.

Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of our Certificate of Incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. This provision also does not affect our directors’ responsibilities under any other laws, such as federal securities laws or state or federal environmental laws.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit, or proceeding brought by third parties by reason of the fact that they were or are directors or officers of the corporation, if they acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was unlawful. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. Our Bylaws provide that, to the fullest extent permitted by the DGCL, we will indemnify any person who is or was a party or threatened to be made a party to any proceedings by the reason of the fact that such person is or was a director or officer of us, or is or was serving at our request as a director, officer, or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against the expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such proceedings. Our Bylaws also provide that we will indemnify, to the fullest extent permitted by the DGCL, we will indemnify any person who was or is a party or is threatened to be made a party to any proceedings by or in our right to procure a judgment in our favor by reason of the fact that such person is or was a director or officer of us, or is or was serving at our request as a director, officer, or trustee of another corporation, partnership, joint venture, trust, or other enterprise, against the expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such proceedings.

In addition, we have entered into agreements with some of our directors under which, among other things, we have agreed to indemnify such director or officer against expenses and damages in connection with claims to the fullest extent permitted by our Certificate of Incorporation, our Bylaws, and the DGCL. At present, there is no pending litigation or proceeding involving any director or officer as to which indemnification will be required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 145 of the DGCL also empowers a corporation to purchase insurance for its officers and directors for such liabilities. We maintain liability insurance for our officers and directors.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Reference is made to the Information in the Exhibit Index filed as part of this registration statement.

Exhibit	Description

2.1	Agreement and Plan of Merger, dated as of March 13, 2018, by and among the Company, HP Acquisition Co., Inc., HubPages, Inc., and Paul Edmondson as the securityholder representative, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on March 19, 2018.
2.2	Amendment to Agreement and Plan of Merger, dated as of April 25, 2018, by and among TheMaven, Inc., HP Acquisition Co., Inc., HubPages, Inc., and Paul Edmondson as the securityholder representative, which was filed as Exhibit 2.2 to our Annual Report on Form 10-K filed on January 8, 2021.
2.3	Second Amendment to Agreement and Plan of Merger, dated as of June 1, 2018, by and among TheMaven, Inc., HP Acquisition Co., Inc., HubPages, Inc., and Paul Edmondson as the securityholder representative, which was filed as Exhibit 10.1 to our Current Report on Form 8-K/A filed on June 4, 2018.
2.4	Third Amendment to Agreement and Plan of Merger, dated as of May 31, 2019, by and among TheMaven, Inc., HP Acquisition Co., Inc., HubPages, Inc., and Paul Edmondson as the securityholder representative, which was filed as Exhibit 2.4 to our Annual Report on Form 10-K filed on January 8, 2021.
2.5	Fourth Amendment to Agreement and Plan of Merger, dated as of December 15, 2020, by and among TheMaven, Inc., HP Acquisition Co., Inc., HubPages, Inc., and Paul Edmondson as the securityholder representative, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on December 21, 2020.
2.6	Amended and Restated Asset Purchase Agreement, dated as of August 4, 2018, by and among the Company, Maven Coalition, Inc., and Say Media, Inc., which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on August 9, 2018.
2.7	Amendment to Amended and Restated Asset Purchase Agreement, dated as of August 24, 2018, by and among the Company, Maven Coalition, Inc., and Say Media, Inc., which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on August 29, 2018.
2.8	Agreement and Plan of Merger, dated as of October 12, 2018, by and among the Company, SM Acquisition Co., Inc., Say Media, Inc., and Matt Sanchez as the Securityholder Representative, which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on October 17, 2018.
2.9	Amendment to Agreement and Plan of Merger, dated as of October 17, 2018, by and among the Company, SM Acquisition Co., Inc., Say Media, Inc., and Matt Sanchez as the Securityholder Representative, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 17, 2018.
2.10	Agreement and Plan of Merger, dated as of June 11, 2019, by and among the Company, TST Acquisition Co., Inc., and TheStreet, Inc., which was filed as Exhibit 10.1 to our Current Report on Form 8-K filed on June 12, 2019.
4.1	Specimen Common Stock Certificate, which was filed as Exhibit 4.3 to Amendment No. 1 to Registration Statement on Form SB-2/A (Registration No. 333-48040) on September 23, 1996.
4.2	2016 Stock Incentive Plan, which was filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
4.3	Common Stock Purchase Warrant issued on June 6, 2018 to L2 Capital, LLC, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed on June 12, 2018.
4.4	Form of 10% Convertible Debenture due June 30, 2019, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on June 21, 2018.
4.5	Common Stock Purchase Warrant issued on June 15, 2018 to Strome Mezzanine Fund LP, which was filed as Exhibit 10.4 to our Current Report on Form 8-K filed on June 21, 2018.

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4.6	Form of 10% Original Issue Discount Senior Secured Convertible Debenture due October 31, 2019, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on October 24, 2018.
4.7	Form of Common Stock Purchase Warrant issued on October 18, 2018, which was filed as Exhibit 10.3 to our Current Report on Form 8-K filed on October 24, 2018.
4.8	Form of 12% Senior Secured Subordinated Convertible Debenture due December 31, 2020, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on December 13, 2018.
4.9	Form of 12% Senior Secured Subordinated Convertible Debenture due December 31, 2020, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on March 22, 2019.
4.10	Form of 12% Senior Secured Subordinated Convertible Debenture due December 31, 2020, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on March 28, 2019.
4.11	Form of 12% Senior Secured Subordinated Convertible Debenture due December 31, 2020, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on April 12, 2019.
4.12	Stockholder Voting Agreement, dated as of June 11, 2019, by and among 180 Degree Capital Corp., TheStreet SPV Series – a Series of 180 Degree Capital Management, LLC, the Company, and TST Acquisition Co., Inc, which was filed as Exhibit 10.2 to our Current Report on Form 8-K filed on June 12, 2019.
4.13	Form of Warrant for Channel Partners Program, which was filed as Exhibit 4.3 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
4.14	Form of MDB Warrant issued in connection with the Share Exchange Agreement, which was filed as Exhibit 10.3 to our Current Report on Form 8-K, filed on November 7, 2016.
4.15	Common Stock Purchase Warrant (exercise price $0.42 per share), dated June 14, 2019, issued to ABG-SI LLC, which was filed as Exhibit 4.16 to our Annual Report on Form 10-K, filed on August 16, 2021.
4.16	Common Stock Purchase Warrant (exercise price $0.84 per share), dated June 14, 2019, issued to ABG-SI LLC, which was filed as Exhibit 4.17 to our Annual Report on Form 10-K filed on January 8, 2021.
4.17	Form of 2019 Warrant for Channel Partners Program, which was filed as Exhibit 4.18 to our Annual Report on Form 10-K filed on April 9, 2021.
4.18	Form of 2020 Warrant for Channel Partners Program, which was filed as Exhibit 4.19 to our Annual Report on Form 10-K filed on April 9, 2021.
4.19	Rights Agreement, dated as of May 4, 2021, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designations, the Form of Right Certificate, and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibits A, B, and C, respectively, which was filed as Exhibit 4.1 to our Current Report on Form 8-K filed on May 4, 2021.
5.1*	Opinion of Baker & Hostetler LLP as to the legality of the securities registered hereby.
14.1	Amended and Restated Business Code of Ethics and Conduct, which was filed as Exhibit 14.1 to our Annual Report on Form 10-K filed on August 16, 2021.
14.2	Code of Ethics for Financial Officers, which was filed as Exhibit 14.2 to our Annual Report on Form 10-K filed on August 16, 2021.
23.1*	Consent of Marcum LLP.
23.2*	Consent of Baker & Hostetler LLP (included on Exhibit 5.1).
24*	Power of Attorney (contained on signature page hereto).

101.INS XBRL*	Instance Document.
101.SCH XBRL*	Taxonomy Extension Schema Document.
101.CAL XBRL*	Taxonomy Extension Calculation Linkbase Document.
101.DEF XBRL*	Taxonomy Extension Definition Linkbase Document.
101.LAB XBRL*	Taxonomy Extension Label Linkbase Document.
101.PRE XBRL*	Taxonomy Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed herewith
+	Employment Agreement

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

	(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

	(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 16, 2022.

THE ARENA GROUP HOLDINGS, INC.

By:	/s/ Ross Levinsohn
Name: Ross Levinsohn
Title: Chief Executive Officer (Principal Executive Officer) and Director

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints each of Ross Levinsohn and Douglas B. Smith, each acting alone, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 and all post-effective amendments thereto, of The Arena Group Holdings, Inc., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated

Signature	Title

/s/ DOUGLAS B. SMITH	Chief Financial Officer
Douglas B. Smith	(Principal Financial Officer)
Date: August 16, 2022

/s/ SPIROS CHRISTOFORATOS	Chief Accounting Officer
Spiros Christoforatos	(Principal Accounting Officer)
Date: August 16, 2022

/s/ H. HUNT ALLRED	Director
H. Hunt Allred
Date: August 16, 2022

/s/ CARLO ZOLA	Director
Carlo Zola
Date: August 16, 2022

/s/ LAURA LEE	Director
Laura Lee
Date: August 16, 2022

/s/ CHRISTOPHER PETZEL	Director
Christopher Petzel
Date: August 16, 2022

/s/ DANIEL SHRIBMAN	Director
Daniel Shribman
Date: August 16, 2022

/s/ TODD D. SMITH	Director
Todd D. Sims
Date: August 16, 2022

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